EXHIBIT 2.1

SECURITIES PURCHASE AGREEMENT

by and among

KIRBY CORPORATION

as the Buyer

and

the Stockholders of
PENN MARITIME INC.
and the Members of
MARITIME INVESTMENTS LLC
as the Sellers

i

Section 9.18	Certain Definitions	50
Section 9.19	Seller Representative	56

Exhibits
A	Form of Escrow Agreement
B	Form of Company Employee Retention Plan
C	Form of Resignation

Schedules
1.3	Allocation Schedule
1.5	Certain Company Debt
1.6(a)	Example of Working Capital Determination
2.5(a)	Holders of Shares
2.5(b)	Holders of LLC Interests
2.6	Companies' Subsidiaries
2.7(a)(i)	Property
2.7(a)(ii)	Leased Tangible Assets
2.7(b)	Property Subject to Liens
2.9	Conflicts
2.13	Events
2.14	Taxes
2.15	Company Litigation
2.17	Permits
2.19	Employee Matters
2.20(a)	Employee Benefit Plans
2.20(d)	Employee Benefit Plans – Liability and Multiple Employer Plan
2.20(e)	Employee Benefit Plans – Litigation
2.20(h)	Employee Benefit Plans – Obligations
2.20(i)	Employee Benefit Plans – Severance
2.20(j)	Employee Benefit Plans – 409A
2.21(a)	Material Contracts
2.22	Material Customers
2.25	Insurance
2.26	Bank Accounts and Powers of Attorney
2.27(a)	Company Vessels
2.27(b)	Restricted Company Vessels
5.1	Consents
9.18(f)	Company Debt Agreements

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the "Agreement") is made and entered into as of November 27, 2012, by and among Kirby Corporation, a Nevada corporation (the "Buyer"), each stockholder of Penn Maritime Inc., a Delaware corporation (the "Company"), and each member of Maritime Investments LLC ("MI" and, together with the Company, the "Companies") signatory hereto (such stockholders and members being collectively, the "Sellers").

Recitals

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding shares of Voting Common Stock and Non-Voting Common Stock of the Company (collectively, the "Shares") and all of the issued and outstanding limited liability company interests in MI (the "LLC Interests" and, together with the Shares, the "Purchased Interests");

WHEREAS, the Companies and their Subsidiaries (collectively, the "Acquired Entities") are engaged in the business of providing coastwise bulk liquid transportation services, including the coastwise marine transportation of refined petroleum products, intermediate petroleum products, crude oil, liquid asphalt, fuel oil, and feed stocks (the "Business");

WHEREAS, an index of defined terms used in this Agreement appears in Section 9.18; and

WHEREAS, the Sellers desire to sell the Purchased Interests to Buyer, and the Buyer desires to purchase the Purchased Interests from Sellers, for the consideration and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Agreement

ARTICLE I

THE PURCHASE

Section 1.1             Sale and Delivery of the Purchased Interests.  Pursuant to the terms and subject to the conditions set forth herein, the Buyer hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell to the Buyer, the Purchased Interests for the consideration set forth in Section 1.3.

Section 1.2            Closing Date.  The closing of the sale and purchase of the Purchased Interests (the "Closing") will take place at the offices of the Buyer in Houston, Texas at 10:00 a.m. local time on the second business day following the satisfaction or waiver of each of the conditions set forth in Article V (other than those conditions to be satisfied at the Closing) or on such other date or at such other place as the parties mutually agree in writing (such date of closing being herein called the "Closing Date").

Section 1.3            Consideration.  As consideration in full for the sale and purchase of the Purchased Interests and the noncompetition agreements in Article VIII, at the Closing, the Buyer will, in accordance with the allocation schedule attached hereto as Schedule 1.3 (the "Allocation Schedule"), (i) pay an amount equal to $152,244,950 in immediately available funds by wire transfer to accounts designated by Sellers (the "Cash Consideration"), subject to adjustment as provided in Section 1.6 below and as reduced by the portion of the Cash Consideration paid to fund the Escrow Account described in Section 1.4 below and (ii) deliver 500,000 shares (the "Parent Common Stock Consideration") of the common stock of Kirby Corporation, par value $0.10 per share (the "Parent Common Stock") to the Sellers of the Company, as reduced by the number of shares of Parent Common Stock to be delivered to the Escrow Account described in Section 1.4 below. For purposes of this Agreement, "Purchase Price" shall refer collectively to the Cash Consideration and Parent Common Stock Consideration.

Section 1.4             Escrow Account and Company Employee Retention Plan.

(a)         At the Closing, the Buyer shall pay an amount equal to the Cash Paid to Escrow (as defined in Schedule 1.3) in cash and shall deliver a number of shares of Parent Common Stock equal to the PM Stock Escrow Share Amount (as defined in Schedule 1.3) (collectively, the "Escrow Amount") to Union Bank, N.A. (the "Escrow Agent") to hold in an escrow account (the "Escrow Account") in accordance with the escrow agreement attached hereto as Exhibit A (the "Escrow Agreement"). For the avoidance of doubt, the Escrow Amount to be deposited with the Escrow Agent shall have an aggregate value of $28,800,000, with each share of Parent Common Stock being valued at a price of $55.5101 per share.

(b)         At the Closing, the Buyer shall pay to the trustee of the Penn Maritime Inc. Employee Retention Plan (the "Company Employee Retention Plan") an amount, if any, that is set forth as a liability in the Company’s balance sheet for payment of retention bonuses to employees of the Company (the "Company Employee Retention Plan Amount") following the Closing, and which amount must be included (as a separate line item) in the Estimated Working Capital delivered to Buyer pursuant to Section 1.6.  The Company Employee Retention Plan Amount shall be held in an irrevocable trust and disbursed in accordance with the Company Employee Retention Plan in a form substantially similar to Exhibit B.

Section 1.5             Payment of Debt; Assumption.  At the Closing, the Buyer shall (i) pay the amount equal to the outstanding Company Bank Debt indicated in the Payoff Letters (as defined below) to the lenders specified therein (the amount of such payments being the "Bank Debt Payoff Amount") and (ii) deposit funds with the trustee for each of the Company Bond Indentures sufficient to pay (x) the principal amount and accrued and unpaid interest for the Company Bond Debt outstanding under the applicable Company Bond Indenture and (y) the redemption premium specified in the applicable Company Bond Indenture for such Company Bond Debt to permit the satisfaction and discharge of the obligations under such Company Bond Indenture, in each case, through the earliest date of redemption following the Closing Date specified in the applicable Company Bond Indenture (the "Bond Payoff Amount," and, together with the Bank Debt Payoff Amount, the "Debt Payoff Amount").  For the avoidance of doubt, it is agreed by the parties that all pre-payment penalties, make-whole payments, breakage fees, redemption premiums or trustee costs or fees payable in connection with the payment of the Company Debt (the “Company Debt Pre-Payment Fees”) shall be the sole responsibility of Buyer to be paid at the Closing.  Notwithstanding the foregoing, Buyer may elect to assume, or permit to remain outstanding, Company Debt (other than the indebtedness relating to the loan agreement, dated July 20, 2010, between the Company and U.S. Bancorp Equipment Finance, Inc. set forth on Schedule 1.5, which must be repaid in connection with the transactions contemplated by this Agreement) and will notify the Seller Representative as promptly as reasonably practicable the Company Debt Agreements relating to the Company Debt that will not be repaid by Buyer (the "Company Debt Assumption Notice").

Section 1.6             Purchase Price Adjustment.

(a)         "Working Capital" means, as of the close of business on the last business day preceding the Closing Date (i) the aggregate book value of the current assets of the Acquired Entities (inclusive of cash and cash equivalents remaining at the Acquired Entities) minus (ii) the aggregate book value of the current liabilities of the Acquired Entities (including any Company Employee Retention Plan Amount), in each case calculated in accordance with generally accepted accounting principles, consistently applied ("GAAP"); provided, however, that in no event shall the amount of cash or cash equivalents included in the current assets of the Acquired Entities for the purpose of determining Working Capital include more than $15,000,000 even if the amount of cash or cash equivalents is in excess of such amount as of the time of measurement.  The computation of Working Capital expressly includes any accrued and unpaid portion of Transaction Costs and any accrued interest payable with respect to Company Debt, but excludes the current portion of any principal payable with respect to Company Debt and any Company Debt Pre-Payment Fees.  An example of the determination of Working Capital is set forth on Schedule 1.6(a).

(b)        "Transaction Costs" means all costs of the Acquired Entities related to the transactions contemplated by this Agreement including legal and professional fees and expenses and broker fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby.  For the avoidance of doubt, "Transaction Costs" do not include any prepayment penalties or premiums, redemption premiums, make-whole amounts or breakage fees payable in connection with the payment of the Company Debt.

(c)         "Stated Working Capital" means the amount of $11,146,317.

(d)         "Stated Company Debt" means the amount of $108,131,438.

(e)         Not later than five (5) calendar days prior to the Closing Date, the Seller Representative and Buyer will jointly, in good faith, estimate the amount of the Working Capital (the "Estimated Working Capital") and the amount of the outstanding principal amount included in Company Debt (the “Estimated Company Debt”).  The Estimated Working Capital will be computed in a manner consistent with the Financial Statements (as defined below) and the computation of Working Capital as set forth on Schedule 1.6(a).  For the avoidance of doubt, the Estimated Company Debt and Actual Company Debt (as defined below) will exclude any Company Debt Pre-Payment Fees and accrued but unpaid interest.  At the Closing, the Cash Consideration of the Purchase Price will be:

(i)           increased by an amount equal to the amount by which the Estimated Working Capital is greater than Stated Working Capital; or

(ii)         decreased by an amount equal to the amount by which the Estimated Working Capital is less than Stated Working Capital; and

(iii)         increased by an amount equal to the amount by which Estimated Company Debt is less than Stated Company Debt; or

(iv)        decreased by an amount equal to the amount by which Estimated Company Debt is greater than Stated Company Debt.

(f)          Within sixty (60) calendar days after the Closing, the Buyer will calculate the actual Working Capital and actual Company Debt at the close of business on the last business day preceding the Closing Date in the same manner as the Estimated Working Capital and Estimated Company Debt were calculated, and will notify the Seller Representative of such calculation.  For the avoidance of doubt, the actual Company Debt as calculated hereunder will not include any Company Debt Pre-Payment Fees.  Following delivery of such notice of the actual Working Capital and actual Company Debt, Buyer and the Acquired Entities shall provide, upon reasonable notice, the Seller Representative and its representatives access to the properties, books, records, work papers and personnel of the Buyer and Acquired Entities relevant to the determination of the actual Working Capital and actual Company Debt and shall cooperate with the Seller Representative (and its representatives) for purposes of reviewing the actual Working Capital and actual Company Debt. If the Seller Representative disputes the accuracy of the Buyer's calculation within thirty (30) calendar days after receipt thereof, and the parties are unable to settle such dispute within an additional thirty (30) calendar days, then the Seller Representative will provide its own calculation of actual Working Capital in writing, and the dispute shall be submitted promptly to Ernst & Young, or, if such firm does not accept such appointment, to another nationally known independent certified public accounting firm reasonably acceptable to the Buyer and the Seller Representative, which accounting firm shall not have performed services for either Buyer or Sellers within the last two years (the "Accountant"), which will determine the actual Working Capital and actual Company Debt of the Acquired Entities at the close of business on the last business day preceding the Closing Date.  The Accountant shall be instructed to use every reasonable effort to complete its services with fifteen (15) business days of its retention. The Accountant shall act as an expert and not as an arbitrator or mediator.  The fees and expenses of the Accountant will be allocated one-half to the Buyer and one-half to the Sellers.  If the Seller Representative does not dispute the accuracy of the Buyer's calculation within the time period set forth above, then the Sellers will be deemed to have agreed with the Buyer's calculation.  The actual Working Capital as of the close of business on the last business day preceding the Closing Date determined by the Buyer, by agreement between the parties or by the Accountant (as provided in this paragraph), is referred to as the "Actual Working Capital."  The amount, if any, by which the Estimated Working Capital exceeds the Actual Working Capital is referred to as the “Working Capital Deficit,” and the amount, if any, by which the Actual Working Capital exceeds the Estimated Working Capital is referred to as the "Working Capital Excess."  The actual outstanding principal amount included in Company Debt as of the close of business on the last business day preceding the Closing Date determined by the Buyer, by agreement between the parties or by the Accountant (as provided in this paragraph), is referred to as the "Actual Company Debt."  The amount, if any, by which the Estimated Company Debt exceeds the Actual Company Debt is referred to as the “Company Debt Shortfall,” and the amount, if any, by which the Actual Company Debt exceeds the Estimated Company Debt is referred to as the "Excess Company Debt."

(g)         If (i) (A) the sum of any Working Capital Excess and any Company Debt Shortfall exceeds (B) the sum of any Working Capital Deficit and any Excess Company Debt, then (ii) within three (3) business days of such determination, the Buyer will pay the amount of such excess to the Sellers in accordance with the Allocation Schedule.

(h)         If (i) (A) the sum of any Working Capital Deficit and any Excess Company Debt exceeds (B) the sum of any Working Capital Excess and any Company Debt Shortfall, then (ii) within three (3) business days of such determination, the Sellers will pay the amount of such excess, in accordance with the Allocation Schedule, to the Buyer by wire transfer of immediately available funds (to an account specified in writing by the Buyer).

Section 1.7            Closing Deliveries.  At the Closing:

(a)         The Buyer will, in accordance with Sections 1.3, 1.4 and 1.5 (as adjusted pursuant to Section 1.6) and the Allocation Schedule, (i) pay to the Escrow Agent, Trustee and the Sellers to the accounts specified by each such Person in writing the cash amounts to be paid by wire transfer of immediately available funds and (ii) deliver to the Escrow Agent and the Sellers the number of shares of Parent Common Stock specified to be delivered to such Persons (by delivery of certificates);

(b)         the Sellers will deliver to the Buyer payoff letters from the Company's lenders under the Company Bank Debt Agreements in form and substance reasonably satisfactory to the Buyer, which payoff letters will (i) evidence payoff and satisfaction of all outstanding Company Bank Debt (other than any Company Bank Debt with respect to which Buyer has provided the Seller Representative a Company Debt Assumption Notice) (ii) provide for the termination of all obligations of the Acquired Entities under the Company Bank Debt Agreements (other than those obligations that, by the terms of the Company Bank Debt Agreements, are to survive such termination), and (iii) provide for the automatic termination, upon payment of the payoff amount indicated in such payoff letter, any Liens securing the obligations of any Acquired Entity under such Company Bank Debt Agreements (the "Payoff Letters");

(c)         the Sellers will deliver to the Buyer a letter from each trustee under each of the Company Bond Indentures evidencing the satisfaction and discharge of the obligations under each of the Company Bond Indentures;

(d)         the Buyer will pay the amounts indicated in the Payoff Letters to the Persons entitled thereto as indicated in such Payoff Letters;

(e)         the Sellers will deliver certificates representing the Shares and, to the extent they are certificated, the LLC Interests, accompanied by stock or interest powers (as the case may be) duly executed in blank;

(f)         the Sellers will deliver to the Buyer (which delivery may be made and will be deemed to be received at the offices of the Acquired Entities) the originals or copies of all of the Acquired Entities' books, records, ledgers, proprietary information and other data, and all other written or electronic depositories of information;

(g)         the Sellers will deliver to the Buyer  a copy of the Certificate of Incorporation of the Company (certified as of the most recent practicable date by the Delaware Secretary of State) and each corporate Subsidiary of the Companies;

(h)         the Sellers will deliver to the Buyer copies of the Articles of Organization of each of MI (certified as of the most recent practicable date by the Delaware Secretary of State) and each Subsidiary of the Companies that is not a corporation;

(i)          the Seller will deliver to the Buyer true and correct copies of the limited liability company agreements, limited partnership agreements (or other governing agreements) for MI and each Subsidiary of the Companies that is not a Corporation;

(j)          the Sellers will deliver to the Buyer a certificate of the Delaware Secretary of State certifying as to the good standing of each Acquired Entity as of the most recent practicable date;

(k)         the Sellers and the Buyer will deliver to each other duly executed counterparts of the Escrow Agreement;

(l)          the Buyer will deliver to the Seller Representatives a closing certificate in a form reasonably acceptable to the Seller Representative;

(m)         the Sellers will deliver to the Buyer a closing certificate in a form reasonably acceptable to the Buyer;

(n)         each of the Companies and each Seller that is not an individual will deliver to the Buyer a secretary’s or trustee’s certificate (as applicable) in a form reasonably acceptable to the Buyer.

(o)         the Sellers will deliver to the Buyer written resignations of each Seller (who is a natural person) from his or her position as a director, manager or officer of the Companies substantially in the form of Exhibit C to this Agreement (the “Resignations” );

(p)         each Seller will deliver to the Buyer a non-foreign affidavit dated as of the Closing Date, executed under penalty of perjury and in form and substance required under Treasury Regulation issued pursuant to Section 1445 of the Code stating that each such Seller is not a foreign person as defined in Section 1445 of the Code;

(q)         no payments and benefits provided under the Retention Plan, the Transaction Bonus and under any other Company plan or agreement that would be subject to the excise tax imposed under Section 4999 of the Code shall be made unless approved by shareholders as described in Section 280G(b)(5)(B) of the Code (the Sellers shall cause the Company to use commercially reasonable efforts to obtain such shareholder approval) and the Sellers shall deliver to the Buyer evidence of such approval; and

(r)         Buyer will deliver to the Sellers and the manager of MI an agreement to be bound by the limited liability company agreement of MI.

Section 1.8            Further Assurances.  At or after the Closing, and without further consideration, each party hereto will execute and deliver to the other parties hereto such further instruments of conveyance and transfer as such other party may reasonably request in order to more effectively convey and transfer the Purchased Interests to the Buyer and to put the Buyer in operational control of the Acquired Entities, or for aiding, assisting, collecting and reducing to possession any of the Purchased Interests and the assets of the Acquired Entities and exercising rights with respect thereto.

Section 1.9            Allocation of Purchase Price.  For U.S. federal income tax purposes (and state. local, and foreign Tax purposes where applicable), the parties agree that the Purchase Price shall be allocated to the Shares and to the LLC Interests in accordance with methodology set forth in the Allocation Schedule.  For all Tax and financial reporting purposes, the Buyer and the Sellers agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise, subject to the requirements of any applicable Law or except as may be adjusted by subsequent agreement following an audit by the IRS or by court decision.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules, the Sellers, jointly and severally, hereby represent and warrant to the Buyer as follows:

Section 2.1             Authority.  Each Seller has all requisite capacity, power and authority, to execute, deliver and perform under this Agreement and the Ancillary Documents to which such Seller is a party.  The execution, delivery and performance by each Seller of this Agreement and each Ancillary Document to which such Seller is a party has been duly authorized by all necessary action on such Seller's part.  This Agreement has been, and at the Closing the other Ancillary Documents will be, duly executed and delivered by each Seller (to the extent each is a party thereto).  This Agreement is, and, upon execution and delivery by each Seller at the Closing, each of the other Ancillary Documents will be, a legal, valid and binding agreement of each Seller (to the extent each is a party thereto), enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws (as defined in Section 2.16) affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 2.2             Organization.  Each of the Acquired Entities is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its state of organization and has full corporate or limited liability company power to own its properties and to conduct its business as presently conducted.  Each of the Acquired Entities is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary except for any such failures that would not be material to the Acquired Entities or prevent or materially delay the ability of Sellers to perform their obligations hereunder.  None of the Acquired Entities operates under any assumed names.

Section 2.3             Organizational Documents.  The Sellers have delivered to the Buyer:

(a)         true, correct and complete copies of the Company's and each corporate Subsidiary's certificate of incorporation, bylaws, minute books and stock record books, and true, correct and complete copies of MI's and each non-corporate Subsidiary's Articles of Organization, limited liability company agreement and interest record books.  Such records include minutes or consents reflecting all material actions taken by the directors (including any committees) and stockholders of the Company and the managers (including any committees) and members of MI since January 1, 2009; and

(b)         true, correct and complete copies of each Subsidiary's certificate of formation, operating agreement, minute books and equity record books.

Section 2.4             Title to Securities.

The Sellers own the Purchased Interests, of record and beneficially, free and clear of any obligation, lien, claim, pledge, interest (legal, equitable, beneficial or otherwise), security interest, liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature (each, a "Lien").  Upon sale of the Purchased Interests and delivery of certificates therefor to the Buyer hereunder, the Buyer will acquire the entire legal and beneficial interests in the Purchased Interests, free and clear of any Lien, other than Liens created by the Buyer.

Section 2.5             Capitalization.

(a)         The Shares constitute all of the issued outstanding equity interests of the Company.  The Shares have been duly authorized and validly issued in compliance with all applicable Laws, and are fully paid and nonassessable and free of preemptive rights.  The Company does not hold any of its capital stock in treasury, nor are any shares of capital stock reserved for issuance.  Set forth on Schedule 2.5(a) is the name of each holder of Shares and the number of Shares that each such holder holds as of the date hereof.

(b)         The LLC Interests constitute all of the issued outstanding equity interests of MI.  The LLC Interests have been duly authorized and validly issued in compliance with all applicable Laws, and are fully paid and nonassessable (except to the extent such nonassessability is affected by applicable provisions of the Delaware Limited Liability Company Act, as amended), and free of preemptive rights.  MI does not hold any of its equity interests in treasury, nor are any membership interests reserved for issuance.  Set forth on Schedule 2.5(b) is the name of each holder of LLC Interests and the number of LLC Interests that each such holder holds as of the date hereof.

(c)         There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating any of the Acquired Entities or any Seller, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any equity interest in an Acquired Entity, or any agreement, document, instrument or obligation convertible or exchangeable therefor.  There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of an Acquired Entity.  There are no voting trusts, proxies or other agreements or understandings to which an Acquired Entity or any Seller is a party or by which an Acquired Entity or any Seller is bound with respect to the voting of any equity interests in an Acquired Entity.  None of the Purchased Interests was issued in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any state securities Laws.

Section 2.6             Subsidiaries and Other Interests.

(a)         Schedule 2.6 sets forth a true and correct list of each entity owned or controlled, directly or indirectly, by the Company or MI (each a "Subsidiary") and the legal and record owner (each a "Subsidiary Owner") of each Subsidiary's equity interests (the "Subsidiary Shares").  The Subsidiary Shares constitute all of the issued outstanding equity interests of the Subsidiaries.  Other than as set forth on Schedule 2.6, neither of the Companies has any Subsidiaries or owns any equity interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest.

(b)         Other than as set forth on Schedule 2.6, no Subsidiary owns any equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest.  Each Subsidiary Owner owns its interest in the Subsidiary for which it is the legal and record owner free and clear of all Liens.

Section 2.7             Title to Assets.

(a)         None of the Acquired Entities owns any real property.  Schedule 2.7(a)(i) contains a list of all real property leased by the Acquired Entities or otherwise used in connection with Business, and each tangible asset owned by the Acquired Entities or otherwise used in connection with the Business having a book value in excess of $100,000 other than the Company Vessels.  Except as set forth on Schedule 2.7(a)(ii), no material tangible asset used in connection or associated with the Business is owned or leased by any Seller or any Affiliate of any Seller (other than one of the Acquired Entities).

(b)         Except as set forth on Schedule 2.7(b), each of the Acquired Entities has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liens, other than Permitted Liens.  The Acquired Entities hold a valid leasehold interest in or otherwise has a valid and enforceable right to use, all of the material assets used in connection with the Business that they do not own. The term "Permitted Liens" means (a) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable (or those with respect to which the amount or validity of is being contested in good faith and that are set forth on Schedule 2.7(b)), (b) landlords', warehousemans', mechanics', materialmens' and carriers' Liens to secure claims for labor, material or supplies and other similar Liens that relate to obligations not due and payable and that arise in the ordinary course of business, (c) the interests of the lessors and sublessors of any leased properties, and (d) such liens, easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the value or present use of the property related thereto.

(c)         To the Knowledge of the Sellers, the real property leased by the Acquired Entities (the “Real Property”) is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Acquired Entities.

Section 2.8             Condition and Sufficiency of Assets.  Except as set forth on Schedule 2.7(a)(i), the assets of the Acquired Entities, including any assets held under leases or licenses: (a) are, to the extent they are tangible assets other than the Company Vessels, in all material respects (i) in good condition, working order and repair, ordinary wear and tear excepted, (ii) have been properly and regularly maintained, and (iii) are suitable for their current uses; (b) constitute all material assets used or held for use by the Acquired Entities in the conduct of the Business; and (c) constitute all the material assets that are necessary for the conduct of the Business as it is presently conducted.

Section 2.9             No Violation.  Except as set forth on Schedule 2.9, neither the execution nor delivery of this Agreement or any of the Ancillary Documents nor the consummation of the transactions contemplated hereby and thereby, including without limitation the sale of the Purchased Interests to the Buyer, will conflict with or result in the material breach of, require consent or violate or constitute a material default (or an event that with notice or the lapse of time or both would constitute a material breach or material default) under, or result in the creation of any Lien on the Purchased Interests, the Subsidiary Stock or the assets of the Acquired Entities pursuant to, or relieve any third party of any obligation to the Acquired Entities or give any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, Material Contract (as defined in Section 2.21), Permit (as defined in Section 2.17) or Law to which any of the Acquired Entities or any Seller is a subject or bound or by which any material asset owned by the Acquired Entities or otherwise used in connection with the Business is in any way bound or obligated.

Section 2.10           Governmental Consents.  Excluding any matters relating to the issuance of the Parent Common Stock Consideration, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (each, a "Governmental Body") is required on the part of the Acquired Entities or any Seller in connection with the sale and purchase of the Purchased Interests or any of the other transactions contemplated by this Agreement or this Ancillary Documents.

Section 2.11           Financial Statements.

(a)         The Sellers have provided the Buyer with true and complete copies of: (i) the combined unaudited balance sheet of the Acquired Entities (the "Latest Balance Sheet") as of September 30, 2012 (the "Latest Balance Sheet Date") and the related combined unaudited statements of operations of the Acquired Entities for the nine (9) months then ended (the "Interim Financial Statements"); and (ii) the combined audited balance sheets of the Acquired Entities as of December 31, 2009, 2010 and 2011, and the related reviewed statements of operations and cash flow for the years then ended (the "Audited Financial Statements" and, collectively with the Interim Financial Statements, the "Financial Statements").  The Financial Statements (iii) present fairly the combined financial condition of the Acquired Entities and the results of their operations as of the respective dates thereof and for the periods covered thereby, and (iv) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which adjustments were not, or are not expected to be, material in amount, individually or in the aggregate) and the absence of footnotes.  The Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein.

(b)         There are no material weaknesses in the design or operation of the internal control over financial reporting of the Acquired Entities.

(c)         All accounts receivable reflected in the Latest Balance Sheet or included in the assets of the Acquired Entities arose in the ordinary course of business and are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof less any reserve reflected in the Latest Balance Sheet, and will not be subject to counterclaim, set-off or other reduction other than any counterclaim, set-off or other reduction arising out of underlying facts, circumstances or events occurring after the Closing Date; provided, however, that the parties hereto agree that a settlement, compromise or write-down of an account based upon facts, circumstances and events that existed prior to Closing shall not itself constitute a fact, circumstance or event occurring after the Closing.

Section 2.12           Absence of Undisclosed Liabilities.

(a)         None of the Acquired Entities has any material direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted that are required to be set forth on a balance sheet in accordance with GAAP (collectively, "Liabilities") except for: (i) Liabilities reflected in the Latest Balance Sheet; and (ii) current Liabilities incurred in the ordinary course of business and consistent with past practice after the Latest Balance Sheet Date which are not material to the Acquired Entities.

(b)         For purposes of this Agreement, "ordinary course" Liabilities include only liabilities and obligations incurred in the normal course of the Business (or the business of Buyer and its subsidiaries, as applicable) consistent in all material respects with past practice and amounts, and do not include any Liabilities under any agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of Law by an Acquired Entity or any Seller (or Buyer or any of its subsidiaries, as applicable).

Section 2.13           Absence of Certain Changes.  Since the Latest Balance Sheet Date, except as set forth in Schedule 2.13, there has not been any:

(a)         Material Adverse Effect;

(b)         amendment of the articles of incorporation, articles of organization, by-laws or other organizational documents of any Acquired Entity;

(c)         split, combination or reclassification of any shares of the capital stock or membership interests of the Acquired Entities;

(d)         issuance, sale, pledge or other disposition of any capital stock or membership interests, or grant of any options, warrants or other rights to subscribe or purchase or otherwise obtain (including upon conversion, exchange or exercise) any capital stock or membership interests, or any change to the equity capital structure of any Acquired Entity;

(e)         declaration or payment of any non-cash dividends or distributions on or in respect of any of the capital stock or membership interests or redemption, purchase or acquisition of the capital stock or membership interests (or any option, warrant, convertible security or similar instrument) of any Acquired Entity;

(f)         change in any method of accounting or accounting practice, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements by any Acquired Entity;

(g)         incurrence by any Acquired Entity of any indebtedness other than in the ordinary course of business consistent with past practices or assumption or guaranty by any Acquired Entity of the indebtedness of any other Person (other than another Acquired Entity);

(h)         sale, lease, transfer or other disposition of, or mortgage or pledge or imposition of any Lien (other than a Permitted Lien) on, any of the assets of the Acquired Entities, except sales of inventory in the ordinary course of business consistent with past practice;

(i)          increase in the compensation of the Acquired Entities' employees, other than (i) as required by any Laws or written agreements existing on the date of this Agreement, (ii) otherwise, in the ordinary course of business consistent with past practice or (iii) as specifically provided in this Agreement, including the Transaction Bonus and pursuant to the Company Employee Retention Plan;

(j)         adoption, amendment or modification by an Acquired Entity of any Employee Benefit Plan except with respect to Multiemployer Plans (for which this representation shall not be made) as contemplated by this Agreement or as required by Law; provided, however, that the Acquired Entities may, prior to the Closing, terminate the Nonqualified Deferred Compensation Plan and make distributions of all account balances to the participants of such plan in all events in compliance with the requirements of Section 409A of the Code;

(k)         acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets of, or by any other manner, any business or any Person or any division thereof, or the acquisition of any equity or debt interest in any Person, by an Acquired Entity;

(l)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law by any Acquired Entity;

(m)        material change in the operations or business of the Acquired Entities;

(n)         revaluation of any of the Acquired Entities' assets, including the writing down or off of notes or accounts receivable and the writing down of the value of inventory, other than in the ordinary course of business and consistent with past practice;

(o)         agreement to incur capital expenditures in excess of $1,000,000, individually or in the aggregate (for the avoidance of doubt, capital expenditures do not include repairs in the ordinary course of business consistent with past practice which are expensed by the Acquired Entities);

(p)         breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Material Contract;

(q)         termination of employment (except for a voluntary termination by any such employee) of any officer or key employee of an Acquired Entity whose salary is more than $150,000 per year or any termination of employment (whether voluntary of involuntary) of employees of the Acquired Entities materially in excess of historical attrition in personnel;

(r)         theft, condemnation or eminent domain proceeding, or any damage, destruction or casualty loss in excess of $300,000 affecting any asset of the Acquired Entities, whether or not covered by insurance;

(s)         action by the Acquired Entities other than in the ordinary course of business and consistent with past practice, to pay, discharge, settle or satisfy any claim or Liability;

(t)         entry by an Acquired Entity into any agreement which by its terms would require consent to the transactions contemplated by this Agreement by the other party or parties to such agreement (unless consent to the transactions contemplated by this Agreement is granted by the counterparty in writing at the time such agreement is entered into);

(u)         settlement or compromise by any Acquired Entity of any pending or threatened action, suit, claim, investigation, administrative proceeding or other legal proceeding (each a "Proceeding") other than in the ordinary course of business consistent with past practice for Proceedings covered by insurance (subject to any deductible);

(v)         except as required by Law, entry into any agreement by any Acquired Entity with or for the benefit of any equity holder, director, officer or employee of any Acquired Entity (other than agreements among the Acquired Entities, this Agreement and the agreements contemplated hereby and the Exhibits to this Agreement);

(w)        other agreement or transaction by an Acquired Entity, except in the ordinary course of business and consistent with past practice; or

(x)         any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 2.14           Taxes.  Except as set forth in Schedule 2.14:

(a)         Each of the Acquired Entities has filed all material Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects.  All material Taxes due and owing by the Acquired Entities (whether or not shown on any Tax Return) have been paid.

(b)         None of the Acquired Entities is the beneficiary of any extension of time within which to file any Tax Return.

(c)         No Acquired Entity has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, entered into a closing or similar agreement, is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority, or has granted a power of attorney with respect to a Tax matter that, in the case of each of the foregoing, has a continuing effect.

(d)         There are no security interests on any of the assets of the Acquired Entities that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(e)         To the Knowledge of the Sellers, no Tax Return filed by an Acquired Entity is the subject of a current audit or examination by any Taxing Authority, and no foreign, federal, state, or local audits or administrative or judicial proceedings with respect to any Tax are pending or being conducted with respect to an Acquired Entity.  No Acquired Entity has received in writing from any Taxing Authority (including jurisdictions in which an Acquired Entity has not filed Tax Returns) (i) notification of an intention to open an audit or review, (ii) request for information related to a Tax matter, or (iii) notice of a proposed assessment, adjustment or deficiency for any amount of Taxes proposed, asserted, or assessed against an Acquired Entity which, in the case of (i), (ii) or (iii), continues to be pending.  No written claim has been made by any Taxing Authority in a jurisdiction where an Acquired Entity does not file Tax Returns that such Acquired Entity is or may be subject to taxation by that jurisdiction, and no Acquired Entity has any known liability for Taxes in any such jurisdiction.

(f)         No Acquired Entity has been a member of an affiliated group other than that of which an Acquired Entity is or was the common parent, and no Acquired Entity has any liability for or relating to Taxes of any Person (other than an Acquired Entity) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(g)         None of the Acquired Entities is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any corresponding provision of state, local or foreign Tax Law.

(h)         Each Acquired Entity has withheld and paid (or held for payment) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other Person, and each Acquired Entity has properly received and maintained any and all certificates, forms, and other documents required by applicable Tax Law for any exemption from withholding.

(i)          None of the Acquired Entities is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)         The unpaid Taxes of the Acquired Entities (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (as distinguished from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Latest Balance Sheet (without reference to any notes thereto) in accordance with GAAP, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Entities in filing their Tax Returns.  Since the date of the Latest Balance Sheet, none of the Acquired Entities has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(k)         No Acquired Entity has participated in (i) any "reportable transaction" as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b), or (ii) any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Tax Law.

(l)          None of the Acquired Entities has distributed stock of another entity or had its stock distributed by another entity in a transaction that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(m)        No Acquired Entity is a party to or bound by, or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar contract or arrangement or any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing.

(n)         No Acquired Entity is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting for a taxable period ending on or before the Closing Date;

(ii)         closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)        intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)        installment sale or open transaction disposition made on or prior to the Closing Date;

(v)         prepaid amount received on or prior to the Closing Date; or

(vi)        election under Section 108(i) of the Code.

(o)         Except for the Company, each Acquired Entity has at all times since its formation been, and at the time of Closing will be, classified as either a partnership or an entity disregarded as separate from its owner for federal Tax purposes (and state, local and foreign Tax purposes where applicable), and no election has been filed or made on or prior to the Closing Date that would change such classification.

Section 2.15           Litigation.  Except as set forth on Schedule 2.15, there is currently no pending or, to the Knowledge of the Sellers, threatened lawsuit, administrative proceeding or review or formal or informal complaint or investigation (collectively, "Litigation") by any individual, corporation, partnership, Governmental Body or other entity (each, a "Person") against or relating to the Acquired Entities or any member, manager, director, officer, employee or agent (in their capacities as such) of the Acquired Entities or to which any of the assets of the Acquired Entities is subject, or to which any of the Purchased Interests or Subsidiary Stock is subject that is material to the Acquired Entities or the conduct of the Business by the Acquired Entities, or relating to the transactions contemplated by this Agreement or the consummation thereof.  None of the Acquired Entities is subject to or bound by any currently existing judgment, order, writ, injunction or decree.

Section 2.16           Compliance with Laws.  The Acquired Entities are each currently, and have been at all time during the past five (5) years, in material compliance with each applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including (i) all federal, state and local laws relating to zoning and land use, occupational health and safety, and employment and labor matters, (ii) applicable Export and Sanction Laws, and (iii) applicable Anti-Boycott Laws (collectively, "Laws").

Section 2.17           Permits.  The Acquired Entities own or possesses from each appropriate Governmental Body all right, title and interest in and to all material permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to lawful conduct of the Business, and have complied in all respects with, and are not in default or in violation in any material respect of, any of the terms and conditions of such Permits.  Each of such Permits is described on Schedule 2.17.  Such Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof, and no loss or expiration of any such Permit is pending or, to the Knowledge of the Sellers, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

Section 2.18           Environmental Matters.

(a)         Since January 1, 2007, the operations of the Acquired Entities are and have been in material compliance with Environmental Laws (as defined below).

(b)        The Acquired Entities have obtained and are in material compliance with all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws.

(c)         Since January 1, 2007, there have been no material releases of Hazardous Materials (as defined below) (other than incidental, immaterial spills in the ordinary course of business) at, on, under, from or affecting any facility or property (including Company Vessels) owned, leased or operated by the Acquired Entities (a "Site") in such quantities that could give rise to an obligation to report or remediate such Hazardous Materials and none of the Acquired Entities has disposed of any Hazardous Materials on any Site in material violation of any Environmental Law.

(d)        There are no pending or threatened actions, suits, claims or other legal proceedings based on (i) the current or past presence on any Site of Hazardous Materials, (ii) the current or past release or threatened release into the environment of Hazardous Materials from any Site, (iii) the off-site disposal, transport or arrangement for disposal of Hazardous Materials originating on or from any Site or the Business or assets of the Acquired Entities or (iv) any violation or alleged violation of Environmental Laws by the Acquired Entities, nor are there any facts or circumstances which could give rise to any such action, suit, claim or other proceeding.

(e)         None of the Acquired Entities, the assets owned by the Acquired Entities or, to the Knowledge of the Sellers, the Real Property are, and none will be (to the Knowledge of the Sellers with respect to the Real Property) on the Closing Date, subject to any actual or contingent material liability or any material remediation requirements in connection with any release or threatened release of Hazardous Materials into the environment and there are no conditions or occurrences which could result in any such material liability or material requirement.

(f)          No underground storage tanks or underground piping associated with any such tanks ("UST Systems") are present at or under any Site and to the Knowledge of the Sellers, no UST Systems have been located on any Site.

(g)         Sellers and the Company have provided Buyer all information in their possession and control relating to the environmental condition of all Sites and the compliance or non-compliance with any Environmental Law at any Site.

As used herein, "Environmental Laws" means all applicable laws, regulations, orders, decrees, judgments, or injunctions issued, promulgated or entered into by any Governmental Body pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Sec. 9601 et seq. ("CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq. ("RCRA"), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Sec. 1251 et seq., the Clean Air Act, 42 U.S.C. Sec.7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., and any similar state or local statutes.  As used herein, "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, asbestos, PCBs, urea formaldehyde, oils, petroleum and petroleum substances or byproducts, or fractions thereof, or other toxic or hazardous wastes, materials or substances, as those or any similar terms are defined in any Environmental Laws, or any other substance or waste regulated pursuant to any Environmental Law.

Section 2.19           Employee Matters.

(a)         Set forth on Schedule 2.19 is a complete list of all current employees of the Acquired Entities, including date of employment, current title and compensation, and date and amount of last increase in compensation.  None of the Acquired Entities has or are bound by any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative except as set forth on Schedule 2.19 (collectively, the "Collective Bargaining Agreement") and, to the Knowledge of Sellers, there is no organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Acquired Entities.  Since January 1, 2008, the Acquired Entities have not experienced, and, to the Knowledge of the Sellers, there has not been threatened, any strike, material labor trouble, material unfair labor practice charge, material grievance, material arbitration, work stoppage, slow down or other interference with or impairment of its business.

(b)         During the preceding two (2) years, (i) none of the Acquired Entities have effectuated a "plant closing" (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) in connection with any of the Acquired Entities affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and (iii) none of the Acquired Entities have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

(c)         Except as set forth in Schedule 2.19(c), to the Knowledge of the Company, no employee of the Acquired Entities is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede the ability of such employee to carry out fully the activities currently performed by such employee in furtherance of the Business.

Section 2.20           Employee Benefit Plans.

(a)         Set forth in Schedule 2.20(a) is a complete and correct list of all "Employee Benefit Plans."  The term "Employee Benefit Plans" means (i) any material written "employee benefit plan" or "plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all material written plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock award stock appreciation right, performance share, supplemental unemployment, layoff, consulting golden parachute agreements, change of control agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts or any other similar plans, agreements, policies or understandings (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (A) has been approved before this date but is not yet effective, or is or has been established, maintained or contributed to by an Acquired Entity or any other corporation or trade or business under common control with an Acquired Entity (an "ERISA Affiliate") as determined under Section 414(b), (c) or (m) of the Code with respect to the Business, or with respect to which the Acquired Entities have or may have any Liability (direct or indirect, contingent or otherwise), or (B) provides benefits, or describes policies or procedures applicable, to any present or former director, officer, employee (or their dependent or beneficiary) of the Business, regardless of whether funded with respect to which an Acquired Entity has or may have any Liability (direct or indirect, contingent or otherwise).  Employee Benefit Plan also includes any material written representations made to any present or former director, officer or employee of an Acquired Entity or an ERISA Affiliate promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Section 4980B of the Code).

(b)         The Sellers have provided to the Buyer a true and complete copy of each Employee Benefit Plan listed in Schedule 2.20(a) and all amendments thereto, except with respect to Multiemployer Plans (for which the following representation shall not be made) together with (i) if applicable, all related trust agreements, group annuity contracts or other documents that provide the funding for the plan, agreement or arrangement; (ii) the most recent favorable opinion or determination letter, if any, with respect to each Employee Benefit Plan and all rulings or determinations requested from the Internal Revenue Service ("IRS") after the date of that opinion or determination letter, (iii) the three most recent annual report prepared in connection with any such Employee Benefit Plan (Form 5500, 990, and 1041 reports including, all applicable schedules), (iv) the most recent actuarial report or valuation statement prepared in connection with any such Employee Benefit Plan (including in connection with any of the filings described in the foregoing clause (iii)), (v) the most recently disseminated summary plan description, or other descriptive written materials and interpretations thereof, and each summary of material modifications prepared after the last summary plan description, (v) the most recent statement, if any, filed with the Department of Labor pursuant to 29 U.S.C. Sec. 2520.104-23, (vi) a written summary of the legal basis for an exemption from the obligations to file annual Form 5500 reports, if such obligations apply to any such Employee Benefit Plan, and (vii) all other correspondence from the IRS or the Department of Labor received that relate to one or more of the Employee Benefit Plans with respect to any matter, audit or inquiry that is still pending.

(c)         Except with respect to Multiemployer Plans (for which this representation shall not be made) and except for the Company Employee Retention Plan and the Transaction Bonuses, and except as may be required by Law, none of the Acquired Entities, the Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional material Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any present or former director, officer or employee of an Acquired Entity or an ERISA Affiliate, or such present or former director's, officer's or employee's dependents or beneficiaries.

(d)         Except as set forth on Schedule 2.20(d), there is no Employee Benefit Plan that is maintained or has been contributed to by any Seller, the Acquired Entities or any ERISA Affiliate within six years prior to the Closing Date with respect to which the Acquired Entities have or may have any Liability that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA and none of the Employee Benefit Plans is or was a "multiple employer plan" or a "multiemployer plan" (as described or defined in ERISA or the Code). The “Multiemployer Plans” shall mean the plans set forth on Schedule 2.20(d)(i).

(e)         Except for Multiemployer Plans (for which this representation shall not be made), and except as set forth on Schedule 2.20(e), none of the Seller, the Acquired Entities or any ERISA Affiliate has failed to comply, and each Employee Benefit Plan is in compliance, both in form and operation, with ERISA, applicable tax qualification requirements and all other applicable laws in all material respects, including but not limited to all reporting and disclosure requirements of Part I of Subtitle B of Title I of ERISA; the appropriate Form 5500 has been timely filed, for each year of its existence; there has been no transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code relating to the plan unless exempt under Section 408 of ERISA or Section 4975 of the Code, as applicable; the bonding requirements of Section 412 of ERISA have been satisfied; all contributions required to have been made with respect to the plan have been timely made.  Except for Multiemployer Plans (for which this representation shall not be made), and except as set forth in Schedule 2.20(e), there is no litigation, action, proceeding, investigation or claim asserted or, to the Knowledge of the Sellers, threatened or contemplated, with respect to any Employee Benefit Plan (other than the payment of benefits in the normal course) nor any issue if resolved adversely to an Acquired Entity or an ERISA Affiliate that may subject and Acquired Entity to the payment of a material penalty, interest, tax or other amount.

(f)         Except for Multiemployer Plans (for which this representation shall not be made), all Employee Benefit Plans that are intended to qualify under Section 401(a) of the Code either (i) have been determined by the IRS to be qualified under Section 401(a) of the Code or (ii) have applicable remedial amendment periods that will not have ended before the Closing.  To the Knowledge of the Sellers, no facts have occurred that if known by the IRS could reasonably be expected to cause disqualification of any of those plans.

(g)         Except for Multiemployer Plans (for which this representation shall not be made), and except as set forth on Schedule 2.20(e), neither the Sellers nor the Acquired Entities has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Body with respect to any Employee Program, and neither the Company nor any of its Subsidiaries has any Knowledge of any material plan defect including, without limitation, any defect that would qualify for correction under any such program.

(h)         Except for Multiemployer Plans (for which this representation shall not be made), and except as disclosed on Schedule 2.20(h), none of the Acquired Entities provides, nor are any of them obligated to provide, benefits, including without limitation death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former directors, officers or employees of the Business, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of an Acquired Entity and disclosed on its financial statements.

(i)          Except for the Transaction Bonuses or as required by Law or as set forth in Schedule 2.20(i) or provided for in the Company Employee Retention Plan, the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee or officer of an Acquired Entity, to severance pay from the Acquired Entities, or any other payment under an agreement, plan, arrangement or other contract, (ii) accelerate the time of payment or vesting of benefits under an agreement, plan, arrangement or other Contract, or (iii) increase the amount of compensation due any such employee or officer by the Acquired Entities.

(j)          Except as set forth on Schedule 2.20(j), none of the Acquired Entities is a party to any contract, agreement or arrangement that is a "nonqualified deferred compensation plan" not exempt from Section 409A of the Code (a “ 409A Plan “) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan.  Each 409A Plan complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder.

(k)         None of the Acquired Entities maintains any equity compensation plan or arrangement, stock option plan or arrangement, restricted stock plan or arrangement, phantom stock plan or arrangement or other compensation plan or arrangement based upon or the payments of which are determined by reference to the equity interests of an Acquired Entity.

(l)         Except for Multiemployer Plans (for which this representation shall not be made), all premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers, or payments required to be made to or under the Employee Benefit Plans will have been paid, made, or accrued in all material respects and are reflected in the most recent Financial Statements for all services on or prior to the Closing Date.

(m)        None of the Acquired Entities is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code or any corresponding provision of state, local or foreign Tax Law.

(n)         All contributions required to be made by the Acquired Entities and their ERISA Affiliates to the Multiemployer Plans have been made.

Section 2.21           Material Contracts.

(a)         Schedule 2.21(a) lists each of the following contracts, leases, licenses and other agreements, whether written or oral and including all amendments thereto ("Contracts"), relating to the Business or to which an Acquired Entity is a party or a beneficiary or by which the Acquired Entities or any of their respective assets is bound (each a "Material Contract" and collectively, the "Material Contracts"):

(i)          each partnership or joint venture Contract;

(ii)         each Contract containing covenants or agreements that in any way purport to restrict the business activity of any of the Acquired Entities or any stockholder, employee, director, officer, member or manager of an Acquired Entity, or that contains a non-competition, exclusivity or most-favored nation provision;

(iii)        each Contract that requires an Acquired Entity to make payments of more than $500,000 per annum;

(iv)        each Contract by which an Acquired Entity will receive payments of more than $500,000 per annum;

(v)         each lease, rental or occupancy agreement, license, installment sale agreement or other applicable Contract affecting the ownership of, leasing of, title to, use or any leasehold or other interest in real property or personal property (other than personal property leases and installment sales agreements having a value per item or aggregate payments of less than $500,000);

(vi)        each employment Contract and each collective bargaining Contract and other Contract to or with any labor union or other employee representative of a group of employees;

(vii)       each licensing agreement or other applicable Contract with respect to copyrights, patents, trademarks or other intellectual property, other than licenses for generally commercially available software that is not material to the operation of the Business;

(viii)      each Contract relating to indebtedness for borrowed money or creating a security interest in the assets of an Acquired Entity;

(ix)         each guarantee of the indebtedness of any other Person;

(x)          each power of attorney;

(xi)         each sales agency, sales representative or distributor agreement or similar Contract;

(xii)        each Contract with or for the benefit of any shareholder, member, manager, director, officer or employee of an Acquired Entity, or any immediate family member thereof;

(xiii)       each Contract that is material to the Business or operation of the Acquired Entities containing provisions triggered by a change in control of any Acquired Entity;

(xiv)       each Contract for or relating to the purchase, sale, or construction of any Company Vessel, including an option with respect to the purchase, sale, or construction of any Company Vessel entered into since March 7, 1994; and

(xv)        each other Contract that is material to the Business or operations of the Acquired Entities or that the loss or breach of which would result in a Material Adverse Effect for the Acquired Entities.

(b)         The Sellers have delivered to the Buyer a copy of each written Material Contract and a written summary of each oral Material Contract.  Each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The applicable Acquired Entity has performed all of its obligations under every Material Contract to which it is a party, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Acquired Entity or, to the Knowledge of the Sellers, on the part of any other Person under any Material Contract.  There has been no termination or notice of termination or default or, to the Knowledge of the Sellers, any threatened termination or notice of default under any Material Contract.  To the Knowledge of the Sellers, no party to a Material Contract intends to alter its relationship with the Acquired Entities, as applicable, as a result of or in connection with the acquisition contemplated by this Agreement.

Section 2.22           Customers.  Set forth on Schedule 2.22 is a complete list of each customer of the Acquired Entities that accounted for more than $500,000 of revenues for the twelve-month period ended September 30, 2012 (the "Material Customers"), which list indicates the amount of revenues attributable to each such Material Customer during  such period and the years ended December 31, 2009, 2010 and 2011. None of the Material Customers has, in writing, threatened, or notified an Acquired Entity or any Seller of any intention, to terminate or materially alter its relationship with the Acquired Entities.  There has been no materially adverse change in the relationship of the Acquired Entities with any Material Customer, and there has been no material dispute with a Material Customer, in each case since December 31, 2009, other than discussions and negotiations with respect to pricing, term, equipment requirements and similar terms or provisions in the ordinary course of business.

Section 2.23           Intellectual Property Rights.  The Acquired Entities have the right to use all intellectual property used by the Acquired Entities or necessary in connection with the operation of the Business without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and none of the Acquired Entities is obligated to pay any royalty or other consideration to any Person in connection with the use of any such intellectual property.  To the Knowledge of the Sellers, no other Person is infringing the rights of an Acquired Entity in any of its intellectual property.

Section 2.24           Illegal Payments.  None of the Acquired Entities any Seller, any shareholder, member, manager, director, officer, employee or agent of the Acquired Entities or any Affiliate or immediate family member of any of the foregoing has:  (i) used any funds of the Acquired Entities for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payment in violation of applicable Law.

Section 2.25           Insurance.  Set forth on Schedule 2.25 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf, or providing insurance coverage to, the Acquired Entities, the Business or the Acquired Entities' assets, managers, officers, employees or agents.  All such policies are in full force and effect.  None of the Acquired Entities has received any notice of default under any such policy or received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.  No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

Section 2.26           Bank Accounts and Powers of Attorney.  Set forth on Schedule 2.26 is a list of (a) each bank, trust company and stock or other broker with which the Acquired Entities has an account, credit line or safe deposit box of vault, or otherwise maintains a relationship (collectively, "Bank Accounts"), (b) all Persons authorized to draw on, or to have access to, each of the Bank Accounts, and (c) all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Acquired Entities.

Section 2.27           Vessels.

(a)         Set forth on Schedule 2.27(a), is a list of each vessel owned, leased or operated by the Acquired Entities (the "Company Vessels"), including: (i) its name, (ii) its official number, (iii) its flag, (iv) whether such Company Vessel is owned, leased or chartered, (v) if such Company Vessel is a barge, its hull type and barrel capacity, and (vi) if such Company Vessel is a tug, its horsepower.  None of the Acquired Entities owns, operates, leases or charters any vessels other than the Company Vessels set forth on Schedule 2.27(a).

(b)         Except as set forth in Schedule 2.27(b), each of the Company Vessels is:  (i) free and clear of all Liens, other than Permitted Liens, (ii) seaworthy, adequate and suitable for use by the Acquired Entities in the Business as presently conducted, (iii) has been reasonably maintained consistent with standards generally followed in the industry (ordinary wear and tear excepted), and (iv) is properly documented and is in compliance with the applicable regulatory requirements and the requirements of its present class and classification society.

(c)         Each of the Company Vessels owned by the Companies or a Subsidiary: (i) was built in the United States, (ii) is eligible for U.S. Coastwise Trade, (iii) is documented as a U.S. flag vessel and has a valid Certificate of Documentation with coastwise endorsements, and (iv) has never (x) been owned by or sold to any Person or chartered or leased to any Person pursuant to a bareboat charter that did not qualify as a "citizen of the United States" as such term is defined in 46 U.S.C. Section 50501 (the "Jones Act"), (y) been registered under the laws of a foreign country, or (z) been rebuilt foreign (as defined in 46 C.F.R. Sec. 67.177).

(d)         The Acquired Entities maintain (i) valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act for the Company Vessels (to the extent that such certificate may be required by applicable Law), (ii) U.S. Coast Guard Vessel Response and Marine Salvage and Firefighting Plans pursuant to 33 C.F.R. Part 155, (iii) Shipboard Oil Pollution Emergency Plans and any other applicable governmental plan or approval pursuant to 33 C.F.R. Part 151, and (iv) such other similar certificates as may be required in the course of the operation of any of the Company Vessels pursuant to applicable Law.

Section 2.28           Jones Act.  Each of the Acquired Entities is a "citizen of the United States" as such term is defined in the Jones Act, and has been for as long as it has owned or operated any vessels in the U.S. Coastwise Trade.

Section 2.29           Transactions With Affiliates.  Except as set forth in Schedule 2.29 and except for compensation, employee benefits, expense reimbursement, and dividends paid at or prior to Closing, no Acquired Entity is a party to any transaction or agreement that will survive the Closing with any Seller or Affiliate of a Seller other than transactions between Acquired Entities.

Section 2.30           Securities Law Matters.

(a)         Each Seller that is entitled to receive Parent Common Stock Consideration (each an "Accredited Seller") has such knowledge, skill and experience in business, financial and investment matters that each Accredited Seller is capable of evaluating the merits and risks of an investment in the Parent Common Stock. With the assistance of its own professional advisors, to the extent that each Seller has deemed appropriate, each Accredited Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Parent Common Stock.  Each Accredited Seller has considered the suitability of the Parent Common Stock as an investment in light of its own circumstances and financial condition and each Accredited Seller is able to bear the risks associated with an investment in the Parent Common Stock.

(b)         Each Accredited Seller is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

(c)         Each Accredited Seller is acquiring the Parent Common Stock solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Parent Common Stock in a manner that would require registration under or violate the registration requirements of any state or federal securities Law.  Each Accredited Seller understands that the Parent Common Stock issued hereunder have not been registered under the Securities Act or any state securities Laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Accredited Seller and the other representations made by the Accredited Seller in this Agreement. Each Accredited Seller understands that Buyer is relying upon the representations and agreements contained in this Section 2.30 (and any supplemental information provided by any Seller) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(d)         Each Accredited Seller understands that the shares of Parent Common Stock issued hereunder are "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the "Commission" or "SEC") provide in substance that each Accredited Seller may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and each Accredited Seller understands that the Company has no obligation or intention to register any of such shares, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder).  Each Accredited Seller further understands that any certificates representing such shares will be imprinted with a legend in substantially the following form (and that similar restrictions will be noted in the transfer agent's and registrar's records for any such shares issued in book-entry form):

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS."

Section 2.31           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article II, neither the Sellers nor any other Person on behalf of the Sellers makes any express or implied representation or warranty with respect to the Sellers, the Business or the Acquired Entities with respect to any other information provided to Buyer in connection with the transactions contemplated hereby, including the accuracy or completeness  thereof.  Neither the Sellers nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution or failure to distribute to Buyer, or Buyer's use of, any such information, including any information, documents, projections, estimates forecasts of other material made available to Buyer in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article II and except to the extent of any fraud by the Sellers or such other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

Section 3.1             Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

Section 3.2             Authority.  The Buyer has all requisite power and authority, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Buyer in connection with or pursuant to this Agreement (collectively, the "Buyer Documents").  The execution, delivery and performance by the Buyer of each Buyer Document has been duly authorized by all necessary action on the part of the Buyer.  This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by the Buyer.  This Agreement is, and, upon execution and delivery by the Buyer at the Closing, each of the other Buyer Documents will be, a legal, valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3             No Violation.  The execution, delivery and performance of the Buyer Documents by the Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, order or Law to which the Buyer is a party or by which the Buyer is in any way bound or obligated, in each case that would prevent the Buyer from consummating the transactions contemplated by this Agreement.

Section 3.4             Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of the Buyer in connection with the transactions contemplated by this Agreement.

Section 3.5             Valid Issuance.  The issuance of the shares of Parent Common Stock to be issued hereunder as part of the Parent Common Stock Consideration has been duly authorized by all necessary corporate action on the part of Parent and Buyer, and such shares will, when issued as contemplated by this Agreement, be validly issued, fully paid and non-assessable.

Section 3.6             Financial Statements.

(a)         The consolidated financial statements of Buyer, including the notes thereto, included in the Buyer SEC Documents (collectively, the “Buyer Financial Statements” ) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP on a basis consistent throughout the periods indicated. The Buyer Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Buyer and its subsidiaries at the dates and during the periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes).

(b)         There are no material weaknesses in the design or operation of the internal control over financial reporting of the Buyer and its subsidiaries.

Section 3.7             Absence of Buyer Material Adverse Effect.  Since the Latest Balance Sheet Date there has not been any Material Adverse Effect to the Buyer and its subsidiaries.

Section 3.8             SEC Reports.

(a)         The Buyer has furnished or made available (including via EDGAR) to the Sellers complete and correct copies of all forms, documents, statements and reports filed with or furnished by the Buyer to the Commission since January 1, 2009, including all filings made after the date hereof (such forms, documents, statements and reports, including any supplements or amendments thereto, as amended since the respective dates of filing the "Buyer SEC Documents"). As of their respective filing dates, the Buyer SEC Documents complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Buyer SEC Document. As of their respective dates, all Buyer SEC Documents complied as to form in all material respects with the regulations of the Commission with respect thereto. No executive officer signing on behalf of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 ("SOX") and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with SOX, in all material respects.

(b)         Buyer is in compliance in all material respects with the provisions of SOX applicable to it, including Section 404 thereof.

Section 3.9             Financial Capability.  On the Closing Date, Buyer will have sufficient funds available to complete the purchase of the Purchased Interests and repay the Company Debt on the terms and subject to the conditions set forth in this Agreement and to consummate the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1             Conduct of Business.

(a)         From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers shall, and shall cause the Acquired Entities to, (i) conduct the business of the Acquired Entities in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Acquired Entities and to preserve the rights, franchises, goodwill and relationships of their respective employees, customers, lenders, suppliers, regulators and others having business relationships with the Acquired Entities.  Without limiting the foregoing, from the date hereof until the Closing Date, except as consented to in writing by Buyer, Sellers shall not cause or permit any Acquired Entity to:

(i)          amend any Material Contract or enter into any Contract that, had it been entered into on the date hereof, would have been a Material Contract, except in the ordinary course of business, consistent with past practice, or except as required by Law;

(ii)         file an amended Tax Return, enter into any closing agreement regarding Taxes, settle any Tax claim or assessment relating to the Acquired Entities, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Entities or take any similar action relating to the filing of any Tax Return or the payment of any Tax, except in the ordinary course of business consistent with past practice or if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would not have the effect of materially increasing the Tax liability of the Acquired Entities for any taxable period beginning after the Closing Date, recognizing that any reduction of any Tax attribute of an Acquired Entity existing on the Closing Date shall not be considered an increase in the Tax liability of the Acquired Entities; or

(iii)        take any action or fail to take any action that would cause any of the changes, events or conditions described in Section 2.13 of this Agreement to occur; provided, however, that any action expressly permitted under a proviso or exception set forth in Section 2.13 of this Agreement will not violate this Section 4.1(a).

(b)         Notwithstanding anything herein to the contrary, prior to the Closing, the Sellers, in their sole discretion, shall be permitted to cause the Acquired Entities to, and the Acquired Entities may, (i) distribute any amount of cash (by way of dividend or otherwise) held by the Acquired Entities to the Sellers or Affiliates of Sellers or the Acquired Entities, and (ii) pay cash transaction bonuses to the directors, managers and employees of the Acquired Entities (such bonuses, the "Transaction Bonuses").

(c)         The Sellers shall use commercially reasonable efforts to minimize the amount of cash remaining in the accounts of the Acquired Entities at the Closing.

Section 4.2             Access and Information.  The Sellers will permit the Buyer and its representatives to have reasonable access during normal business hours, consistent with applicable Law, to the Acquired Entities' members, managers, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Business and the Acquired Entities' assets during normal business hours and will furnish to the Buyer such information, financial records and other documents relating to the Acquired Entities, the Business and the Acquired Entities' assets as the Buyer may reasonably request.  The Sellers will permit the Buyer and its representatives reasonable access to the Acquired Entities' accountants, auditors, customers and suppliers for consultation or verification of any information obtained by the Buyer (subject to any customary non-reliance or access letter required by such person) and will use commercially reasonable efforts, and will cause the Acquired Entities to use commercially reasonable efforts, to cause such Persons to cooperate with the Buyer and its representatives in such consultations and in verifying such information.  Following the Closing, Buyer will and will cause the Acquired Entities to permit the Sellers and their representatives reasonable access during normal business hours, consistent with applicable Law, to the Acquired Entities' members, managers, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Business and the Acquired Entities' assets during normal business hours for the purposes of any valuation and analysis to be performed in connection with the establishment of the The William M. Waterman 2012 Annuity Trust.

Section 4.3             Supplemental Disclosure.  The parties will promptly supplement or amend each of the Schedules hereto with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto; provided that, for purposes of determining whether a breach exists with respect to any of the representations and warranties hereunder, any such supplemental or amended disclosure will not be deemed to have been disclosed to a party unless such party otherwise expressly consents in writing.

Section 4.4             Assistance with Permits and Filings.  The Sellers will furnish, and will cause the Acquired Entities to furnish, the Buyer with all information concerning the Sellers or the Acquired Entities that is required for inclusion in any application or filing made by the Buyer to any Governmental Body in connection with the transactions contemplated by this Agreement.  The Sellers will use commercially reasonable efforts to assist the Buyer in obtaining any Permits, or any consents to assignment related thereto, that the Buyer will require in connection with the continued operation of the Business by the Acquired Entities after the Closing.

Section 4.5             Commercially Reasonable Efforts; Consents.

(a)         Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as commercially reasonable, including: (i) the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any Governmental Body or any other Person, and (ii) using commercially reasonable efforts to cause the satisfaction of all conditions to Closing; provided, however, that nothing in this Agreement shall require the Acquired Entities or the Sellers to make any payment to any third party in order to secure such third party's consent to the transactions contemplated by this Agreement.

(b)         Each of the Buyer and Sellers shall use all commercially reasonable efforts to (i) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Governmental Body and of any communication received or given in connection with any proceeding by a private party, regarding the transactions contemplated herein this Agreement, (ii) permit the other party to review any communication given by it to any Governmental Body or, in connection with any proceeding by a private party, to any other Person, (iii) consult with each other in advance of any meeting or conference with any Governmental Body or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by such applicable Governmental Body or other person, give the other party the opportunity to attend and participate in such meetings and conferences and (iv) permit the other party to review and approve, in advance of submission, any written submissions to any Governmental Body or, in connection with any proceeding by a private party, to any other Person,

Section 4.6             [Intentionally Omitted].

Section 4.7             Publicity.  Except as may be required to comply with the requirements of any applicable Laws or rule of any stock exchange on which the Parent Common Stock is listed for trading, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld or delayed) of the other party.

Section 4.8             Transaction Costs.  The Sellers or the Company (prior to Closing) will pay all transaction costs and expenses (including legal, accounting and other professional fees) incurred by an Acquired Entity or any Seller in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, but for the avoidance of doubt, excluding any such costs and expenses associated with payment of the Company Debt.  The Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Section 4.9             No-Shop Provisions.  The Companies and each Seller hereby covenants and agrees that: (i) it will not, and will not permit any of its Affiliates (including any Acquired Entities) to, directly or indirectly (through agents or otherwise), initiate, encourage or solicit (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or engage in any discussions or negotiations with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any manager, director, officer or employee of any Acquired Entity or any Seller, or any investment banker, financial advisor, attorney, accountant or other representative retained by any Seller or any of their Affiliates (including the Acquired Entities) to take any such action; and (ii) it will promptly notify the Buyer of all relevant terms of any such inquiries and proposals received by it or any of its Affiliates (including the Acquired Entities) or by any such manager, director, officer, employee, investment banker, financial advisor, attorney, accountant or other representative relating to any such matters, and if such inquiry or proposal is in writing, it will promptly deliver or cause to be delivered to the Buyer a copy of such written inquiry or proposal.  For purposes of this Agreement, "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving the Acquired Entities: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Acquired Entities (other than sales of inventory in the ordinary course of business and consistent with past practice); or (iii) any offer, sale or other transfer of any equity interests in the Acquired Entities.

Section 4.10           Nondisclosure.  Each Seller acknowledges and agrees that all customer, prospect and marketing lists, sales data, intellectual property and other confidential information of the Acquired Entities (collectively, "Confidential Information") are valuable assets constituting part of the assets of the Acquired Entities and, following the Closing, will be owned exclusively by the Buyer and the Acquired Entities.  Each Seller agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by the Buyer, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Acquired Entities prior to the Closing or the Buyer after the Closing).  The parties agree that the terms of the confidentiality agreement between the Buyer and the Company, dated December 12, 2011, will remain in force according to its terms.

Section 4.11           Release by Sellers.  Effective upon the Closing, each Seller, for itself and its successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Acquired Entities and their respective directors, officers, managers, employees, agents, Affiliates, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses), obligations, Liabilities and/or damages of every kind and nature whatsoever, whether now existing, known or unknown, relating in any way, directly or indirectly, to the Acquired Entities, this Agreement or the transactions contemplated hereby, that such Seller may now have or may hereafter claim to have against the Acquired Entities or any of such directors, officers, managers, employees, agents, Affiliates, successors or assigns; provided, however, that the foregoing release will not be effective with respect to (i) any obligations of the Buyer to the Sellers under this Agreement, including any efforts by the Sellers to enforce their rights under this Agreement, and (ii) any rights of the Sellers to indemnification, compensation, expense reimbursement and any other rights or benefits pursuant to any existing agreements or arrangements for compensation and under any Employee Benefit Plan and any of the Acquired Entities’ organizational documents other than (A) claims known as of the date of this Agreement for indemnification and expense reimbursement under the Acquired Entities’ organizational documents and (B) claims regarding disputes between or among Sellers and their Affiliates.

Section 4.12           Certain Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Buyer on the one hand and the Sellers on the other hand for certain Tax matters following the Closing:

(a)         Tax Returns.  The following provisions shall govern the filing of Tax Returns.

(i)          The Sellers and the Buyer will, to the extent permitted by applicable Law, elect with the appropriate Taxing Authority to close the periods of the Acquired Entities as of and including the Closing Date.  In any case in which applicable Law does not require or permit such a Tax period of the Acquired Entities to be closed as of and including the Closing Date, any Tax pertaining to a period that begins on or before the Closing Date and ends after the Closing Date (a "Straddle Period") shall be apportioned in accordance with the provisions of Section 4.12(a)(ii).

(ii)          For purposes of this Agreement, all Taxes of the Acquired Entities that relate to a Straddle Period will be apportioned between the portion of the Straddle Period beginning on or before and ending on and including the Closing Date ("Pre-Closing Straddle Period") and the portion of the Straddle Period that begins on the day following the Closing Date (the "Post-Closing Straddle Period") as follows: the portion of any Tax related to a Pre-Closing Straddle Period shall (i) in the case of real estate or personal property Taxes and Taxes based on a flat dollar amount, be deemed to be the amount of the Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax other than those in (i) above, be deemed to equal the amount which would be payable if the Straddle Period ended at the close of business on the Closing Date; and the portion of Tax related to the Post-Closing Straddle Period shall be calculated in a corresponding manner.

(iii)         Seller Tax Returns.

(1)           The Sellers shall timely prepare and file (or cause to be prepared and filed) (the "Seller Tax Returns") (A) any federal, state and local income Tax Returns of the Company for the Tax year ending on the Closing Date, (B) MI's Form 1065, U.S. Return of Partnership Income, for the Tax year ending on the Closing Date, including the issuance of a Schedule K-1, Partner's Share of Income, Deductions, Credits, etc., to each Person who was a partner for federal income Tax purposes of MI during such Tax year, together with any of MI's state and local income Tax Returns for the same period and (C) all other Tax Returns of the Acquired Entities for all taxable periods ending on or before the Closing Date (each, a  "Pre-Closing Period") that are required to be filed prior to the Closing Date.

(2)           The Sellers shall deliver a copy of any Seller Tax Return that will be filed after the Closing Date to the Buyer at least thirty (30) calendar days before filing such Tax Return, and Buyer shall have ten (10) days in which to review and approve such Seller Tax Return (which approval shall not be unreasonably withheld).  Within ten (10) days after receipt of any such Seller Tax Return, Buyer shall provide to Seller Representative any comments.  Thereafter, Buyer and Seller Representative shall cooperate in good faith to resolve any disagreement with respect to such Seller Tax Return.  If Buyer and Seller Representative are unable to reach agreement within ten (10) days after the provision of any comments by Buyer to Seller Representative with respect to the content of any such Seller Tax Return, any such unresolved matter shall be resolved in accordance with Section 4.12(a)(v).

(3)           To the extent any Seller Tax Returns are required to be filed by any of the Acquired Entities after the Closing Date, Buyer shall timely file Seller Tax Returns.  At the request of the Seller Representative, Buyer shall timely file any available extension or waiver of the due date for filing such Seller Tax Returns.

(4)           Seller shall timely pay to the appropriate Taxing Authority the amount of Taxes shown to be due on any Seller Tax Return; provided that, in the case of any Seller Tax Return to be filed by Buyer, Seller shall pay to Buyer the amount of Taxes shown to be due on any Seller Tax Return before the date such Tax Return is filed.

(iv)          Buyer Tax Returns.

(1)           Except for any Seller Tax Returns, Buyer shall cause to be properly prepared and timely filed each Tax Return for the Acquired Entities for which the due date (including extensions) is after the Closing Date ("Buyer Tax Returns"), and cause to be paid to the appropriate Taxing Authority the amount of Taxes shown to be due on such Buyer Tax Returns.  With respect to a Buyer Tax Return covering a Straddle Period, Buyer shall determine the portion of the Taxes shown as due on such Buyer Tax Return that is allocable to a Pre-Closing Straddle Period in accordance with Section 4.12(a)(ii), and set forth its calculation in a statement ("Straddle Period Statement") prepared by Buyer.  Buyer shall deliver a copy of any such Buyer Tax Return covering a Straddle Period and any related Straddle Period Statement to the Seller Representative at least thirty (30) calendar days before filing such Buyer Tax Return.

(2)           Within ten (10) days after receipt of any such Buyer Tax Return covering a Straddle Period and any related Straddle Period Statement, the Seller Representative shall provide to Buyer any comments.  Thereafter, Buyer and the Seller Representative shall cooperate in good faith to resolve any disagreement with respect to such Buyer Tax Return and any related Straddle Period Statement.  If Buyer and Seller Representative are unable to reach agreement within ten (10) days after the provision of any comments by Seller Representative to Buyer with respect to the content of any such Buyer Tax Return, any unresolved matter shall be resolved in accordance with Section 4.12(a)(v).

(3)           In the case of any Buyer Tax Return covering a Straddle Period required to be filed by Buyer under Section 4.12(a)(iv), the Sellers shall pay to Buyer not later than 5 days before the due date for the payment of the Taxes with respect to such Tax Return, or in the event Seller Representative timely delivers a Written Report (as defined below), 5 days after the resolution of the changes noted in the Written Report, an amount of Taxes reflected on the Tax Return which are attributable to the Pre-Closing Straddle Period as determined under this Section 4.12(a)(iv)(3), reduced by (x) any amounts remitted by Sellers to the appropriate Taxing Authority as payment for such Taxes (including any amounts remitted as deposits or  payments of estimated taxes) and (y) any amount of any such Taxes that is taken into account as a reduction to Working Capital.

(v)           Dispute Resolution.  The amount of Taxes shown to be due on any Seller Tax Return, Buyer Tax Return or any Straddle Period Statement shall be final and binding on the non-preparing party, unless such non-preparing party (or, in the case of the Sellers, Seller Representative) shall have delivered to the preparing party (within 10 days after the date of the non-preparing party's receipt of such Tax Return and any related Straddle Period Statement) a written report (the "Written Report") containing all changes that the non-preparing party proposes to make to such Tax Return and any related Straddle Period Statement.  Buyer and Seller Representative shall undertake in good faith to resolve any issues raised in any such Written Report before the due date (including any extension thereof) for filing the Tax Return and mutually consent to the filing of such Tax Return and, if applicable, to agree on the determination set forth in the Straddle Period Statement.  If Seller Representative and the Buyer are unable to resolve any dispute by the earlier of (i) 15 days after the preparing party's receipt of the non-preparing party's Written Report, or (ii) 5 days before the due date for filing of the Tax Return in question (including any extension thereof), Seller Representative and the Buyer shall jointly engage the Accountant to make its independent determination with respect to the items in dispute and the amounts related to those items, such determination to be consistent with Section 4.12(a)(vi).  Any expenses relating to engagement of the Accountant shall be shared equally by Buyer and the Seller Representative.  The determination by the Accountant shall be final and binding on Buyer and Sellers.  Notwithstanding the foregoing, nothing in this Section 4.12(a)(v) shall prohibit a party from causing the timely filing of any Tax Returns required to be filed under Section 4.12(a)(iv), but the preparing party shall file, or cause to be filed, amended Tax Returns to the extent necessary to reflect the parties' resolution pursuant to the procedures set forth in this Section 4.12(a)(v).

(vi)          All Tax Returns referred to in Sections 4.12(a)(iii) and (iv) shall be prepared (1) on a basis consistent with past custom and practices of the Acquired Entities to the extent permitted under applicable law and (2) to the extent any items are not covered by past practices, in accordance with reasonable Tax accounting practices.

(vii)         In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Acquired Entities for all Pre-Closing Periods and Straddle Periods, the Buyer and the Acquired Entities, on the one hand, and Seller Representative, on the other hand, shall reasonably cooperate with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of accounts and other materials reasonably necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.

(b)         Tax Contests.

(i)           Seller Representative shall have the right, at Sellers’ sole expense, to control and represent the interest of the Acquired Entities in any audit or examination by any Taxing Authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Acquired Entities for any Pre-Closing Period (a “Tax Claim” ) to the extent such Tax Claim is subject to indemnification by the Sellers pursuant to Section 7.2; provided that (A) Seller Representative shall keep Buyer reasonably informed and consult in good faith with Buyer and its tax advisors with respect to any issue relating to such Tax Claim; (B) Seller Representative shall provide Buyer with copies of all correspondence, notices and other written materials received from any Taxing Authorities and shall otherwise keep the Buyer and its tax advisors advised of significant developments in the audit or dispute and of significant communications involving representatives of the Taxing Authorities, including copies of any written material submission to be sent to a Taxing Authority prior to the submission thereof; (C) Buyer may request that Seller Representative take a position in respect of such audit or proceeding, and Seller Representative shall not unreasonably refuse to do so provided that (I) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code) and (II) the adoption of such position could not reasonably be expected to adversely affect the Tax liability of any of Acquired Entities or Sellers for any Pre-Closing Tax Period or portion thereof (unless the Buyer agrees to indemnify and hold harmless the Sellers from such adverse effect); and (D) Seller shall not enter into any settlement, resolution, closing or other agreement with respect to a Tax Claim that could reasonably be expected to adversely affect the Tax liability of Buyer without the consent of Buyer, which consent will not be unreasonably withheld.

(ii)           Except as provided in Section 4.12(b)(i), Buyer shall have the exclusive authority to control any audit or examination by any Taxing Authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Tax liability of the Acquired Entities; provided, that Seller Representative shall be entitled to participate at its sole expense in any audit or examination by any Taxing Authority related to any Straddle Period.

(c)         Refunds. Any Tax refund (including any interest in respect thereof) received by Buyer or the Acquired Entities, and any amounts of overpayments of Tax credited against Taxes which Buyer or the Acquired Entities otherwise would be or would have been required to pay that relate to Taxes for which any of the Sellers is obligated to indemnify Buyer under Section 7.2(d) shall be for the account of Sellers or Seller Representative, and Buyer shall pay over to  Seller Representative any such refund or the amount of any such credit within thirty (30) days after receipt or the application of any such refund or credit to reduce a Tax liability of Buyer, the Acquired Entities or any Affiliate thereof.

(d)         Tax Sharing Agreements.  All Tax sharing agreements, Tax indemnity agreements, or similar agreements that may exist between any Acquired Entity, on the one hand, and any Seller or any Affiliate thereof, on the other hand, and any obligations thereunder shall terminate as of the Closing Date and each Acquired Entity shall not be bound thereby or have any liability thereunder.

(e)         Nature of Payments.  Any payment pursuant to Article VII or this Section 4.12 shall be treated for Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable law.

(f)         Transfer Taxes.  All Tax Returns with respect to transfer (including real property transfer), documentary, sales, use, stamp, registration, recordation, value added and other similar Taxes and fees together with any interest and penalties with respect thereto (collectively "Transfer Taxes") incurred in connection with this Agreement or otherwise in connection with the sale of the Purchased Interests to Buyer shall be timely filed by the party responsible for such filing under applicable law, and all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax Returns) shall be borne equally by Buyer and Sellers. Buyer and Sellers shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable law. If Sellers or Buyer pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by a Taxing Authority, the other party will reimburse the paying party for fifty percent (50%) of the amount of such Transfer Tax within thirty (30) days of the paying party's written demand therefor.

(g)         Transaction Bonuses. Except as otherwise required by Law, the parties agree that the Acquired Entities shall report on the appropriate Seller Tax Returns any Tax deductions arising in connection with the payment of the Transaction Bonuses or Transaction Costs.  For the avoidance of doubt, no Acquired Entity shall report on any Seller Tax Return any Tax deduction that is attributable to the Company Debt Pre-Payment Fees.  Notwithstanding anything to the contrary in this Agreement, Buyer shall cause the applicable Acquired Entity to timely provide to the relevant employees and, to the extent required by applicable law, timely file with the relevant Taxing Authority any Forms 1099 or other documents, including any information Tax Returns, required to be provided or filed with respect to the payments to directors, officers and employees of the Acquired Entities contemplated hereby.

Section 4.13           Employees and Employee Benefits.

(a)         From the Closing Date until the twelve (12) month anniversary of the Closing Date, the Buyer shall provide to those employees of the Acquired Entities as of immediately prior to the Closing Date who continue as employees of Buyer or its subsidiaries after the Closing Date (other than those represented by a union the "Continuing Employees") compensation and benefits that are, in the aggregate, substantially similar to or no less favorable than those generally provided to similarly situated employees of the Buyer. In addition, during such twelve (12) month period, the Buyer shall provide Continuing Employees with the substantially the same severance benefits provided to similarly situated employees of the Buyer. Nothing herein shall be deemed to be a guarantee of employment for any employee of Acquired Entities, or other than as provided in any applicable employment agreement or other contract, to restrict the right of the Buyer or the to terminate the employment of any such employee. The terms and conditions of employment for the employees of the Acquired Entities as of the Closing who are represented by a union and who continue with the Acquired Entities shall be governed by the applicable Collective Bargaining Agreement.

(b)         With respect to any Employee Benefit Plan in which any Continuing Employees first become eligible to participate at or after the Closing Date (the "New Company Plans"), Buyer shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Acquired Entities or under any health and welfare New Company Plans in which such employees may be eligible to participate after the Closing Date to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the corresponding welfare plan(s) in which any such Continuing Employee participated immediately prior to the Closing Date and cause deductibles, coinsurance or maximum out-of-pocket payments made by such employees during the applicable plan year in which such employee first participates in the applicable New Company Plan to reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under the New Company Plans to the extent taken account under the corresponding Employee Benefit Plan in respect of the same plan year; and (ii) recognize service credited by the Acquired Entities prior to the Closing Date for purposes of eligibility to participate and vesting credit (and, for purposes of severance and paid time off only, for purposes of determining the amount or level of benefit) in any New Company Plan in which such employees may be eligible to participate after the Closing Date; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c)         Except as expressly provided herein, nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Employee Benefit Plan or (ii) limit the right of the Buyer or any of its subsidiaries to amend, terminate or otherwise modify any Employee Benefit Plan following the Closing Date, (iii) confer upon any Person whether or not a party to this Agreement any right to employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

(d)         The Buyer shall, for the three (3) year period following the Closing Date, indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former directors and officers of the Acquired Entities (each such director or officer an "Indemnified Person"), in each case to the same extent such Indemnified Persons are currently indemnified or provided advancement of expenses under the organizational documents of the Acquired Entities as provided to the Buyer or its representatives (the “Indemnification Obligations” ); provided, however, that the Buyer shall have no Indemnification Obligations to any such director or officer or any of their Affiliates with regard to any actions, claims, lawsuits, investigations, arbitrations, mediations or other proceedings by any stockholder, partner, or member of the Companies.

(e)         In the event that the Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer shall cause proper provision to be made prior to consummation of any transaction of the type described in clauses (i) and (ii) of this sentence so that the successors or assigns of the Buyer shall succeed to the obligations set forth in this Section 4.13 (clauses (d)-(e)).

(f)         Notwithstanding anything to the contrary in this Agreement (including, without limitation, Sections 2.13 and 4.1), the Sellers, in their sole discretion, shall be permitted to cause to the Acquired Entities to (i) pay out the Transaction Bonuses, (ii) prior to the Closing Date, pay out bonuses for any completed fiscal year to their employees in the ordinary course of business and (iii) on the Closing Date, pay to each eligible employee a pro rata bonus in respect of the Company's then current fiscal year through the Closing Date based on such Acquired Entity's determination, in good faith (and in consultation with the Buyer), of the amounts earned, based on actual performance through the Closing Date.

Section 4.14           Debt Payoff; Bond Redemption.  In addition to the Sellers’ obligations under Section 4.5, the Sellers will use commercially reasonable efforts to assist the Buyer in connection with the payoff of the Company Bank Debt and the redemption of the Company Bond Debt.  On the Closing Date, the Sellers agree to instruct the Company to deliver to the trustee a notice of redemption for each series of outstanding bonds under the applicable Company Bond Indenture at the earliest date specified for such redemption in the applicable Company Bond Indenture.

ARTICLE V

CLOSING CONDITIONS

Section 5.1             Conditions to Obligations of the Buyer.  The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Buyer in writing:

(a)         The representations and warranties of the Sellers in this Agreement (and in any Ancillary Documents) that are qualified or limited as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), and the representations and warranties of the Sellers in this Agreement (and in any Ancillary Documents) that are not qualified or limited as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date); provided, however, that the representations and warranties of the Sellers in Section 2.4, Section 2.5 and Section 2.13(a) shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time;

(b)         The Sellers and the Acquired Entities will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.7;

(c)         Since the date of this Agreement, no Material Adverse Effect shall have occurred;

(d)         No Governmental Body will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of enjoining, restraining or prohibiting the consummation of the Closing or otherwise making it illegal, nor shall any Governmental Body have threatened to institute or instituted any action, suit or proceeding, whether judicial or administrative, which seeks to enjoin, restrain, delay, or prohibit the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement; and

(e)         The Sellers shall have delivered to the Buyers the consent to the transactions contemplated by this Agreement set forth on Schedule 5.1.

Section 5.2             Conditions to Obligations of the Sellers.  The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Seller Representative in writing:

(a)         The representations and warranties of the Buyer in this Agreement (and in any Buyer Documents) that are qualified or limited as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), and the representations and warranties of the Buyer in this Agreement (and in any Buyer Documents) that are not qualified or limited as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of such time, (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date); provided, however, that the representation of the Buyer in Section 3.7 shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time;

(b)         The Buyer will have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by the Buyer at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.5; and

(c)         No Governmental Body will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of enjoining, restraining or prohibiting the consummation of the Closing or otherwise making it illegal nor shall any Governmental Body have threatened to institute or instituted any action, suit or proceeding, whether judicial or administrative, which seeks to enjoin, restrain, delay, or prohibit the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

ARTICLE VI

TERMINATION

Section 6.1             Termination.  The parties may not terminate this Agreement other than as follows:

(a)         This Agreement may be terminated at any time prior to the Closing by written consent of the Buyer and the Seller Representative.

(b)         The Buyer may terminate this Agreement by delivering written notice to the Seller Representative at any time prior to the Closing in the event (i) any Seller or an Acquired Entity is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of a Seller or the Company shall have become untrue, (ii) the Buyer has notified the Sellers' Representative of the breach or untruth in writing, (iii) there is a reasonable likelihood that such breach or untruth will result in the failure of any conditions set forth in Sections 5.1(a) or 5.1(b) and (iv) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(b) if the Buyer is then in material breach of this Agreement.

(c)         The Seller Representative may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event (i) the Buyer is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue, (ii) the Seller Representative has notified the Buyer of the breach or untruth in writing, (iii) such breach or untruth will result in the failure of any condition set forth in Sections 5.2(a) or 5.2(b) and (iv) such breach is incapable of cure or has continued without cure for a period of thirty (30) days after delivery of such notice of breach; provided, however, that the Seller Representative shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if any of the Sellers or the Acquired Entities is then in material breach of this Agreement.

(d)         The Buyer on the one hand, or the Seller Representative, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after December 31, 2012 (the "Expiration Date"), if the Closing shall not have occurred by the Expiration Date; provided, however, that (i) the Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if the Buyer is then in or has threatened material breach of this Agreement or is the proximate cause of the delay of the Closing, and (ii) the Seller Representative shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if any of the Sellers is then in or has threatened material breach of this Agreement or is the proximate cause of the delay of the Closing.  Notwithstanding the foregoing, the Seller Representative may irrevocably elect to set the Expiration Date as March 31, 2013 for purposes of this Agreement by delivering written notice of such election to the Buyer on or prior to December 31, 2012.

Section 6.2             Effect of Termination.  If this Agreement is terminated pursuant to Section 6.1, all rights and obligations of the parties hereunder will terminate without any liability of any party, any Affiliate thereof or any controlling person, partner, member, equityholder or representative (including, in the case of a Seller, the Seller Representative) of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Section 4.10 (Nondisclosure), this Section 6.2 (Effect of Termination), Section 9.19 (Seller Representative) and Article IX (Miscellaneous), as well as any defined terms set forth in Article IX whose meaning is relevant to such Sections and Articles, will survive termination of this Agreement and (b) nothing herein will relieve any party to this Agreement from liability for fraud or any willful and intentional material breach occurring prior to termination.

ARTICLE VII

INDEMNIFICATION

Section 7.1             Survival.  The representations and warranties of the Sellers and the Buyer made in or pursuant to this Agreement and the Ancillary Documents will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until 5:00 p.m. (Central time) on March 31, 2014, provided, however, that (i) the representations and warranties set forth in Section 2.1 (Authority), the first sentence of Section 2.2 (Organization), Section 2.4 (Title to Securities), Section 2.5 (Capitalization), Section 2.6 (Subsidiaries and Other Interests), Section 3.1 (Organization), Section 3.2 (Authority) and Section 9.3 (No Brokers) (collectively, the "Fundamental Representations") shall survive the execution and delivery of this Agreement indefinitely, (ii) the representations and warranties set forth in Section 2.14 (Taxes) (the "Tax Representations") shall expire sixty (60) days after the expiration of the applicable statute of limitations, including all extensions and waivers thereof, and (iii) the representations and warranties set forth in Section 2.18 (Environmental Matters) and Section 2.20 (Employee Benefits) shall expire three (3) years after the date of this Agreement.  Any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Sections 7.2 or 7.3 will survive with respect to such claim until such claim is finally resolved if the Buyer notifies the Sellers' Representative, or if the Sellers' Representative notifies the Buyer, as applicable, of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder.  Without limiting the foregoing, no claim for indemnification pursuant to Sections 7.2(a) or 7.3(a) based on the breach or alleged breach of a representation or warranty may be asserted after the date on which such representation or warranty expires hereunder.  The covenants and agreements of the Buyer and of the Sellers made in or pursuant to this Agreement to be performed after the Closing will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

Section 7.2             Indemnification of the Buyer.  Notwithstanding any investigation by the Buyer or its representatives, the Sellers, jointly and severally, will indemnify and hold the Buyer, the Acquired Entities and their respective Affiliates, managers, directors, officers, employees and agents (collectively, the "Buyer Parties") harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, costs of investigation, litigation expenses and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Party may suffer or incur as a result of or relating to:

(a)         the breach of any representation or warranty made by a Seller or any Acquired Entity in this Agreement or the Ancillary Documents;

(b)         the breach of any covenant or agreement made by a Seller or any Acquired Entity in this Agreement or the Ancillary Documents;

(c)         any claim for brokers' or finders' fees or agents' commissions arising from or through the Acquired Entities, any Seller or any of their respective Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement; or

(d)         (i) Taxes (or the nonpayment thereof) of the Acquired Entities for all tax periods ending on or before the Closing Date and any Tax allocated to the Pre-Closing Straddle Period pursuant to Section 4.12(a)(ii), (ii) one half of all Transfer Taxes, (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which an Acquired Entity (or any predecessor of an Acquired Entity) is or was a member on or before the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous foreign, state or local tax provision, and (iv) any Taxes attributable to the payment of (A) retention bonuses to employees pursuant to the Company Employee Retention Plan, (B) Transaction Bonuses, or (C) payments pursuant to the Nonqualified Deferred Compensation Plan referenced in Section 2.13(j), all to the extent not reflected in the Working Capital adjustment made pursuant to Section 1.6.

provided, however, that (1) the Buyer Parties will not be entitled to indemnification pursuant to Section 7.2(a) unless the aggregate amount of all Losses for which the Buyer Parties are entitled to indemnification pursuant to such Section exceeds $2,800,000 (the "Deductible"), in which case the Buyer Parties will be entitled to indemnification for all such Losses, and (2) the maximum amount for which Sellers will be liable to the Buyer Parties under Section 7.2(a) shall be $28,800,000 (the "Cap"); provided, further, that the Deductible and the Cap shall not apply to claims for Losses in respect of breaches (or third party allegations of breach) by a Seller or an Acquired Entity of the Fundamental Representations or Tax Representations.

Section 7.3             Indemnification of the Sellers.  The Buyer will indemnify and hold the Sellers, their respective Affiliates and their respective managers, directors, officers, employees and agents (collectively, the "Seller Parties") harmless from any and all Losses that any Seller Party may suffer or incur as a result of or relating to:

(a)         the breach of any representation or warranty made by the Buyer in this Agreement or any Buyer Document;

(b)         the breach of any covenant or agreement made by the Buyer in this Agreement or any Buyer Document;

(c)         any claim for brokers' or finders' fees or agents' commissions arising from or through the Buyer or any of its Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement; or

(d)         one half of all Transfer Taxes;

provided, however, that (1) the Seller Parties will not be entitled to indemnification pursuant to Section 7.3(a) unless the aggregate amount of all Losses for which the Seller Parties are entitled to indemnification pursuant to such Section exceeds $2,800,000 (the "Seller Deductible"), in which case the Seller Parties will be entitled to indemnification for all such Losses, and (2) the maximum amount for which Buyer will be liable to the Seller Parties under Section 7.3(a) shall be $28,800,000 (the "Seller Cap"); provided, further, that the Seller Deductible and the Seller Cap shall not apply to claims for Losses in respect of breaches (or third party allegations of breach) by the Buyer of the Fundamental Representations.

Section 7.4             Calculation of Losses and Taxes.

(a)         For purposes of determining the amount of any Losses or Taxes subject to indemnification under this Article VII, but not for purposes of determining whether a breach of representation and warranty has occurred, no effect shall be given to any qualifications or limitations regarding materiality or Material Adverse Effect or words of similar effect, except in the case of the representation set forth in Section 2.13(a).

(b)         For the avoidance of doubt, for the purpose of determining the amount of any Losses or Taxes subject to indemnification under this Article VII, the parties recognize that any reduction of any tax attribute of an Acquired Entity existing on the Closing Date shall not be considered a Loss or Tax.

(c)         In calculating any amount hereunder in respect of Losses or Taxes, Losses or Taxes, as the case may be, shall be reduced by any amounts actually recovered by the Indemnified Party under applicable insurance policies, under any indemnification or similar agreements, or from any other Person alleged to be responsible for any Losses or Taxes (other than an Affiliate of such Indemnified Party), or other rights of recovery with respect to such Losses or Taxes, net of any deductible or any other reasonable and necessary out-of-pocket expense incurred by the Indemnified Party in obtaining such recovery.  If an Indemnified Party or its Affiliates receives any such recovery after an indemnification payment by the Indemnifying Party has been made, then such Indemnified Party or its Affiliates shall promptly reimburse the Indemnifying Party for any payment made, but not in excess of the amount received by the Indemnified Party or its Affiliates.

(d)         Notwithstanding anything to the contrary in this Agreement, in no event shall an Indemnifying Party be liable for any exemplary or punitive damages or any treble damages, in each case of any kind or nature (in each case other than to the extent such damages are payable pursuant to a Third Party Claim).

(e)         Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VII, or to make a claim for breach of any other provision of this Agreement or to any other remedy at Law or in equity, to the extent any Losses were attributable to such Indemnified Party's own gross negligence or willful misconduct.  The Indemnified Party shall take all commercially reasonable steps to mitigate any Loss upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.  In the event the Indemnified Party shall fail to take, or cause to be taken, such commercially reasonable steps, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnified Party for that portion of the Loss that the Indemnifying Party can show by clear and convincing evidence could reasonably have been avoided if the Indemnified Party had taken such commercially reasonable steps.

Section 7.5             Notice.  Any party entitled to receive indemnification under this Article VII (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (each, a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VII except to the extent that the Indemnifying Party is materially prejudiced thereby.  Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

Section 7.6             Defense of Claims.

(a)         Except as otherwise provided in Section 4.12(b), in the case of third-party claims (a "Third Party Claim"), the Indemnifying Party may elect to assume and control the defense of any such Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the claim and fulfill its indemnification obligations hereunder; (iii) the claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iv) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the claim; (v) the claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement matter or investigations or official inquiries regarding the same, and (vi) prior to assuming the defense of any such Third-Party Claim, such Indemnifying Party must first have agreed in writing to the satisfaction of the Indemnified Party that the Third-Party Claim is subject to indemnification under this Article VII. Failure of the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given by the Indemnified Party, shall be deemed a waiver of any such election.

(b)         If the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.6(a), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, nor take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party subject to the Third Party Claim from all liability thereunder.  If the Indemnifying Party is not conducting the defense of the Third Party Claim, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, but the Indemnified Party will not consent to the entry of any settlement or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

Section 7.7             Indemnity Escrow.  The funds held in the Escrow Account shall serve as security for the Sellers' indemnification obligations hereunder and shall be released in accordance with the terms of the Escrow Agreement.

Section 7.8             Exclusive Remedy.  If the Closing shall occur, from and after the Closing, in the absence of fraud, the remedies provided in this Article VII shall be the sole and exclusive remedies of the parties hereto with respect to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not prevent or prohibit any party hereto from seeking specific performance, injunctive relief or any other equitable remedy.

ARTICLE VIII

NONCOMPETITION AGREEMENT

Section 8.1             Noncompetition.

(a)         As a material inducement to Buyer to enter into this Agreement, each Seller agrees that, for a period of three (3) years from the Closing Date, no such Seller will, directly or indirectly, as an employee, agent, representative, consultant, advisor, lender, independent contractor, principal, owner, partner, joint venturer, member, manager, officer, director, shareholder or otherwise, engage in or have any financial interest in any Person (other than Kirby Corporation) engaged in the Business in the United States or the coastal waterways of the United States, including solicitation of customers, or potential customers or employees of the Acquired Entities, except as an employee or authorized representative of an Acquired Entity or any of its affiliated entities, provided that nothing in this Section 8.1 shall prevent any of the Sellers from owning in the aggregate less than 1% of any publicly traded company.

(b)         Each Seller acknowledges that any remedy at law will not adequately compensate Buyer for damages resulting from a breach of this noncompetition agreement and agree that Buyer may obtain injunctive relief against the breach or threatened breach of this noncompetition agreement, in addition to any other legal remedies which may be available.

(c)         Each Seller and Buyer agree that the restrictions contained in Section 8.1(a) are reasonable with respect to time, geographical area and scope of activity.  However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in Section 8.1(a) is unenforceable, it is the intention of the parties that such restriction shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Notices.  All notices and other communications under this Agreement must be in writing and will be deemed given:  (a) when delivered personally; (b) on the third business day after being mailed by certified mail, return receipt requested; (c) the next business day after delivery to a recognized overnight courier; (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision); or (e) upon transmission to and confirmation of receipt by the parties at the following electronic mail addresses:

if to the Buyer:	with copies to:

Kirby Corporation 55 Waugh Drive, Suite 1000 Houston, Texas 77007 Attention: Vice President-Legal Telecopy: (713) 435-1011 Email: Amy.Husted@kirbycorp.com	Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Attention: Thomas G. Adler Telecopy: (214) 855-8200 Email: tadler@fulbright.com

if to the Sellers (prior to Closing):	with copies to:

c/o Penn Maritime, Inc. 263 Tresser Blvd. Stamford, Connecticut 06901 Attention: William M. Waterman Telecopy: (203) 462-5031 Email: wwaterman@pennmaritime.com	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attention: Richard J. Grossman Telecopy: (917) 777-2116 Email: richard.grossman@skadden.com

Section 9.2             Attorneys' Fees and Costs.  If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.  A party will be considered the "Prevailing Party" if (a) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or the losing party's voluntary action before trial, or judgment, (b) the other party withdraws its action without substantially obtaining the relief the other party sought, or (c) it did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.

Section 9.3             Brokers.  Each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

Section 9.4             Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

Section 9.5             Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.  Unless expressly stated otherwise, references to Sections, Exhibits to Schedules refer to sections, exhibits or schedules to this Agreement.

Section 9.6             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller or the Buyer without the prior written consent of the other parties and any purported assignment or delegation in violation thereof will be null and void; except that the Buyer may assign its rights and obligations under this Agreement to any of its Affiliates or to any successor to its business; provided, however, that such assignment shall not relieve the Buyer from liability for any of its obligations hereunder to the extent the same are not paid or performed by the assignee.  This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except to the extent specifically provided in Section 4.13(d) and Article VII.

Section 9.7             Entire Agreement, Amendment.  This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof.  The Exhibits, Schedules and the recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.  This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

Section 9.8             Specific Performance.  The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any party, a party under this Agreement shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required.  Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties.  Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 9.9             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Sellers' Representative, the Acquired Entities and the Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled in accordance with the terms hereof to the greatest extent possible.

Section 9.10           GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 9.11           Usage.  Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word.  Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word.  The term "or" will not be interpreted as excluding any of the items described.  The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

Section 9.12           Parties in Interest.  This Agreement will be binding upon and inure solely to the benefit of the parties hereto and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.

Section 9.13           No Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

Section 9.14           Negotiation of Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.15           Disclosure Schedules.  The inclusion of any information in the disclosure schedules attached hereto (the "Disclosure Schedules") will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material.  The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties but only to the extent that the relevance of such item to such other covenants, representations, agreements or warranties is reasonably apparent on the face of the schedule, notwithstanding the presence or absence of an appropriate cross-reference thereto.

Section 9.16           Headings.  The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

Section 9.17           Counterparts; Electronic Signature.  This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile or pdf signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

Section 9.18           Certain Definitions.  For purposes of this Agreement:

(a)         "Affiliate" means, with respect to a specified Person, any relative by blood or marriage, or any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person.

(b)         "Ancillary Documents" means, collectively, the Escrow Agreement, the Sellers' Closing Certificate and the Resignations.

(c)         "Anti-Boycott Laws" means all applicable Laws of the United States relating to the boycott of certain countries including those promulgated by the U.S. Department of Commerce or the U.S. Department of Treasury, and such laws of other applicable jurisdictions to the extent not inconsistent with the Laws of the United States.

(d)         "Code" means the Internal Revenue Code of 1986, as amended.

(e)         "Company Debt" means all of the indebtedness for borrowed money of the Acquired Entities, including (i) pursuant to the Company Bank Debt Agreements, the outstanding principal, any accrued but unpaid interest and any Company Debt Pre-Payment Fees pursuant to the credit agreements on Schedule 2.21(a)(viii) (the "Company Bank Debt") and (ii) pursuant to the Company Bond Indentures (as defined below), the outstanding principal, any accrued but unpaid interest through the applicable date of redemption and any Company Debt Pre-Payment Fees (the "Company Bond Debt").

(f)         "Company Debt Agreements" means (i) the "Company Bank Debt Agreements" set forth on Schedule 2.21(a)(viii) and (ii) the "Company Bond Indentures" set forth on Schedule 2.21(a)(viii).

(g)         "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(h)         "Export and Sanction Laws" means all Laws of the United States and all other applicable jurisdictions relating to any economic sanction or export restriction including: (i) the sanctions regulations administered by U.S. Department of Treasury's Office of Foreign Assets Control; (ii) export and trade controls and related sanctions administered by the U.S. Department of Commerce, Bureau of Industry and Security; and (iii) the International Traffic in Arms Regulations administered by the U.S. Department of State's Directorate of Defense Trade Controls

(i)          "Knowledge" and "known" and words of similar import mean:

(i)          with respect to the Sellers, each Seller will be deemed to have "Knowledge" of a particular matter, and the particular matter will be deemed to be "known" by each Seller, if the Seller has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry by the Seller Representative of the appropriate employees, agents, manager, director or officer of any of the Acquired Entities; and

(ii)         with respect to Buyer, the Buyer will be deemed to have "Knowledge" of a particular matter, and the particular matter will be deemed to be "known" by the Buyer, if any manager, director, officer or any supervisory level employee of the Buyer or any of its subsidiaries has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees, agents, manager, director or officer of the Buyer or any of its subsidiaries.

(j)          "Material Adverse Effect" means, means any change, event, violation, development, circumstance, effect or other matters that, individually or in the aggregate, have, or would reasonably be expected to have, a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial condition of the Acquired Entities, on the one hand, or the Buyer and its subsidiaries, on the other hand, taken as a whole, or on a party’s ability to consummate the transactions contemplated hereby; provided, however, that no change, event, violation, development, circumstance, effect or other matter that results from the following, shall constitute a Material Adverse Effect: (i) changes in conditions in the United States or global economy that do not have a materially disproportionate impact on the Acquired Entities or the Buyer and its subsidiaries, as applicable, relative to other companies in the industry in which the Acquired Entities or the Buyer and its subsidiaries, as applicable, operate; (ii) changes in GAAP or other accounting standards, or authoritative interpretations thereof after the date hereof, which did not have a disproportionate impact on the Acquired Entities or the Buyer and its subsidiaries, as applicable; (iii) the public announcement or pendency of this Agreement and the transactions contemplated by this Agreement; and (iv) the existence or occurrence of war, acts of war, terrorism or similar hostilities; provided, further, that the parties hereto agree that the following matters shall be deemed to constitute a Material Adverse Effect: (1) repeal or material modification of the Jones Act, and (2) any suspension or debarment rendering the Company or any Company Subsidiary or the Buyer or any of its subsidiaries, as applicable, ineligible to enter into contracts with the federal government or as a subcontractor to the federal government.

(k)         "Tax" or "Taxes" means (A)(i) all federal, state, local or foreign taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement), and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

(l)          "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

(m)        "Taxing Authority" means any:

(i)          nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii)         federal, state, local, municipal, foreign or other government;

(iii)        governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

(iv)        multi-national organization or body; or

(v)         body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including the IRS.

(n)         "Treasury Regulations" means the U.S. Department of Treasury regulations promulgated under the Code, as such regulations may be amended from time to time.

(o)         "U.S. Coastwise Trade" shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

(p)         In addition, the following terms are defined in the indicated section of this Agreement:

Defined Term	Section

Accountant	1.6(f)
Accredited Seller	2.30(a)
Acquired Entities	Recitals
Actual Company Debt	1.6(f)
Actual Working Capital	1.6(f)
Agreement	Preamble
Allocation Schedule	1.3
Audited Financial Statements	2.11(a)
Bank Accounts	2.26
Bank Debt Payoff Amount	1.5
Bond Payoff Amount	1.5

Business	Recitals
Buyer	Preamble
Buyer Documents	3.2
Buyer Financial Statements	3.6(a)
Buyer Parties	7.2
Buyer SEC Documents	3.8(a)
Buyer Tax Returns	4.12(a)(iv)(1)
Cap	7.2(d)
Cash Consideration	1.3
CERCLA	2.18(g)
Claim	7.5
Closing	1.2
Closing Date	1.2
Collective Bargaining Agreement	2.19(a)
Commission	2.30(d)
Companies	Preamble
Company	Preamble
Company Debt Assumption Notice	1.5
Company Debt Pre-Payment Fees	1.5
Company Debt Shortfall	1.6(f)
Company Employee Retention Plan	1.4(b)
Company Employee Retention Plan Amount	1.4(b)
Company Vessels	2.27(a)
Competing Transaction	4.9
Confidential Information	4.10
Continuing Employees	4.13(a)
Contracts	2.21(a)
Debt Payoff Amount	1.5
Deductible	7.2(d)
Disclosure Schedules	9.15
Employee Benefit Plans	2.20(a)
Environmental Laws	2.18(g)
ERISA	2.20(a)
ERISA Affiliate	2.20(a)
Escrow Account	1.4
Escrow Agent	1.4
Escrow Agreement	1.4
Escrow Amount	1.4
Estimated Company Debt	1.6(e)
Estimated Working Capital	1.6(e)
Excess Company Debt	1.6(f)
Expiration Date	6.1(d)
Financial Statements	2.11(a)
Fundamental Representations	7.1
GAAP	1.6(a)
Governmental Body	2.10

Hazardous Materials	2.18(g)
Indemnification Obligations	4.13(d)
Indemnified Party	7.5
Indemnified Person	4.13(d)
Indemnifying Parties	7.5
Interim Financial Statements	2.11(a)
IRS	2.20(b)
Jones Act	2.27(c)
Latest Balance Sheet	2.11(a)
Latest Balance Sheet Date	2.11(a)
Laws	2.16
Liabilities	2.12(a)
Lien	2.4
Litigation	2.15
LLC Interests	Recitals
Losses	7.2
Material Contract	2.21(a)
Material Customers	2.22
MI	Preamble
Multiemployer Plans	2.20(d)
New Company Plans	4.13(b)
Parent Common Stock	1.3
Parent Common Stock Consideration	1.3
Payoff Letters	1.7(b)
Permits	2.17
Permitted Liens	2.7(b)
Person	2.15
Post-Closing Straddle Period	4.12(a)(ii)
Pre-Closing Period	4.12(a)(iii)(1)
Pre-Closing Straddle Period	4.12(a)(ii)
Prevailing Party	9.2
Proceeding	2.13(u)
Purchase Price	1.3
Purchased Interests	Recitals
RCRA	2.18(g)
Real Property	2.7(c)
Resignations	1.7(o)
SEC	2.30(d)
Securities Act	2.30(d), 2.5(c)
Seller Cap	7.3(d)
Seller Deductible	7.3(d)
Seller Parties	7.3
Seller Representative	9.19(a)
Seller Tax Returns	4.12(a)(iii)(1)
Sellers	Preamble
Shares	Recitals

Site	2.18(c)
SOX	3.8(a)
Stated Company Debt	1.6(d)
Stated Working Capital	1.6(c)
Straddle Period	4.12(a)(i)
Straddle Period Statement	4.12(a)(iv)(1)
Subsidiary	2.6(a)
Subsidiary Owner	2.6(a)
Subsidiary Shares	2.6(a)
Tax Claim	4.12(b)(i)
Tax Representations	7.1
Third Party Claim	7.6(a)
Transaction Bonuses	4.1(b)
Transaction Costs	1.6(b)
Transfer Taxes	4.12(f)
UST Systems	2.18(f)
WARN Act	2.19(b)
Working Capital	1.6(a)
Working Capital Deficit	1.6(f)
Working Capital Excess	1.6(f)
Written Report	4.12(a)(v)

Section 9.19           Seller Representative.  For purposes of this Agreement:

(a)         William M. Waterman is hereby appointed as the "Seller Representative" and is hereby granted the full power and authority, on behalf of each Seller and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered in connection herewith, including, without limitation, Article VII and the Ancillary Documents, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, (iii) receive service of process in connection with any claims under this Agreement or the Ancillary Documents, (iv) agree to negotiate, enter into settlements and compromises of, assume the defense of claims, demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the sole judgment of the Seller Representative for the accomplishment of the foregoing, including, without limitation, taking all such actions as may be necessary under Article VI, (v) give and receive notices and communications, (vi) authorize delivery or release to Buyer of funds held in the Escrow Account, (vii) receive and disburse funds hereunder to the Sellers in accordance with the terms of this Agreement (including the schedules and exhibits attached hereto) and (viii) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement and the Ancillary Documents.

(b)         The Seller Representative will not be liable to any Seller for any act done or omitted under this Agreement or any Ancillary Document as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.

[The Remainder of This Page Is Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE BUYER:

KIRBY CORPORATION

By:		/s/ David W. Grzebinski
	Name:	David W. Grzebinski
	Title:	CFO

THE SELLERS:

THE WILLIAM M. WATERMAN 2012 ANNUITY TRUST

/s/ William M. Waterman
By:	William M. Waterman, Trustee

/s/ William M. Waterman
WILLIAM M. WATERMAN

/s/ Elizabeth E. Waterman
ELIZABETH E. WATERMAN

/s/ Lucia M. Waterman
LUCIA M. WATERMAN

SIGNATURE PAGE
TO
KIRBY CORPORATION/PENN MARITIME INC./MARITIME INVESTMENTS LLC
SECURITIES PURCHASE AGREEMENT